UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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Targa Resources Corp.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TARGA RESOURCES CORP.

1000 Louisiana Street

Suite 4300

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Targa Resources Corp.:

Notice is hereby given that the Annual Meeting of Stockholders of Targa Resources Corp. (the “Company”) will be held at 1000 Louisiana Street, Suite 4300, Houston, TX 77002 on Friday, May 25, 2012, at 8:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1.	To elect three Class II Directors, each for a term of three years.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2012.

3.	To transact such other business as may properly come before the Annual Meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on April 2, 2012.

YOUR VOTE IS IMPORTANT

Please vote over the internet at www.envisionreports.com/TRGP or by phone at 1-800-652-8683 promptly so that your shares may be voted in accordance with your wishes and so we may have a quorum at the Annual Meeting. Alternatively, if you did not receive a paper copy of the proxy materials (which includes the proxy card), you may request a paper proxy card, which you may complete, sign and return by mail.

By Order of the Board of Directors,

Paul W. Chung
Secretary
Houston, Texas
April 4, 2012

TARGA RESOURCES CORP.

1000 Louisiana Street

Suite 4300

Houston, Texas 77002

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of the Company requests your Proxy for the Annual Meeting of Stockholders that will be held Friday, May 25, 2012, at 8:00 a.m. Central Time, at 1000 Louisiana Street, Suite 4300, Houston, TX 77002. By granting the Proxy, you authorize the persons named on the Proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper Proxy. You may revoke the Proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of the Proxy, or by signing and delivering to the Secretary of the Company a Proxy with a later date. Your attendance at the Annual Meeting will not revoke the Proxy unless you give written notice of revocation to the Secretary of the Company before the Proxy is exercised or unless you vote your shares in person at the Annual Meeting.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), the Company is making this proxy statement and its Annual Report on Form 10-K available to its stockholders electronically via the internet. The Company is sending on or about April 6, 2012, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to its stockholders of record as of the close of business on April 2, 2012, which Notice will include (i) instructions on how to access the Company’s proxy materials electronically, (ii) the date, time and location of the Annual Meeting, (iii) a description of the matters intended to be acted upon at the Annual Meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request to receive paper or e-mail copies of the Company’s proxy materials, (vi) any control/identification numbers that a stockholder needs to access his or her proxy card and instructions on how to access the proxy card, and (vii) information about attending the Annual Meeting and voting in person.

Stockholders of Record and Beneficial Owners

Most of the Company’s stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice is being sent directly to you by our agent. As a stockholder of record, you have the right to vote by Proxy or to vote in person at the Annual Meeting. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card or a voting instruction card for the Annual Meeting.

Beneficial Owners. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by your broker or nominee. The broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the Notice by mail from the stockholder of record should follow the instructions included in the Notice to view the proxy statement and transmit voting instructions. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card or a voting instruction card for the Annual Meeting.

QUORUM AND VOTING

Voting Stock. The Company’s common stock, par value $0.001 per share, is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date is entitled to one vote.

Record Date. The record date for stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 2, 2012. As of the record date, 42,440,793 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

Quorum and Adjournments. The presence, in person or by Proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If a quorum is not present, a majority of the stockholders entitled to vote who are present in person or by Proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

Vote Required. Directors will be elected by the affirmative vote of the holders of a plurality of the shares present and entitled to be voted at the Annual Meeting. Ratification of the selection of the Company’s auditors will require the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting. An automated system that the Company’s transfer agent administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. Brokers do not have discretionary voting authority with respect to the election of directors. For ratification of the selection of the Company’s auditors, brokers will have discretionary authority in the absence of timely instructions from their customers. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections. For purposes of voting on the ratification of the selection of auditors, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal.

Default Voting. A Proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the Proxy. If you properly complete and submit a Proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

•	FOR the election of the three persons named in this proxy statement as the Board of Directors’ nominees for election as Class II Directors.

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s auditors for 2012.

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the Proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

ITEM ONE

ELECTION OF DIRECTORS

The Board of Directors has nominated the following individuals for election as Class II Directors of the Company to serve for a three year term to expire in 2015 and until either they are reelected or their successors are elected and qualified:

In Seon Hwang

Joe Bob Perkins

Ershel C. Redd, Jr.

Messrs. Hwang, Perkins and Redd are currently serving as Directors of the Company. Their biographical information is contained in the “Directors and Executive Officers” section below.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the Proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS

After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in “Item One - Election of Directors” above, the Board of Directors of the Company will be, and the executive officers and other officers of the Company are:

Name	Age (1)	Position
Rene R. Joyce	64	Executive Chairman of the Board and Director
Joe Bob Perkins	51	Chief Executive Officer and Director
James W. Whalen	70	Advisor to Chairman & CEO and Director
Michael A. Heim	63	President and Chief Operating Officer
Jeffrey J. McParland	57	President-Finance and Administration
Roy E. Johnson	67	Executive Vice President
Paul W. Chung	51	Executive Vice President, General Counsel and Secretary
Matthew J. Meloy	34	Senior Vice President, Chief Financial Officer and Treasurer
John R. Sparger	58	Senior Vice President and Chief Accounting Officer
Charles R. Crisp	64	Director
In Seon Hwang	35	Director
Peter R. Kagan	43	Director
Chris Tong	55	Director
Ershel C. Redd Jr.	64	Director

(1)	Ages as of February 17, 2012.

Rene R. Joyce has served as Executive Chairman of the Board of Targa Resources Corp. (the “Company”), the General Partner (the “General Partner”) of Targa Resources Partners LP (the “Partnership”) and TRI Resources Inc. (“TRI”) since January 1, 2012 and as a director of the Company since its formation on October 27, 2005 and of the General Partner since October 2006. Mr. Joyce previously served as Chief Executive Officer of the Company between October 27, 2005 and December 31, 2011, the General Partner between October 2006 and December 31, 2011 and TRI between February 2004 and December 31, 2011. He also served as director of TRI between 2004 and December 31, 2011 and was a consultant for the TRI predecessor company during 2003. He is also a member of the supervisory directors of Core Laboratories N.V. Mr. Joyce served as a consultant in the energy industry from 2000 through 2003 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. Mr. Joyce served as President of onshore pipeline operations of Coral Energy, LLC, a subsidiary of Shell Oil Company (“Shell”) from 1998 through 1999 and President of energy services of Coral Energy Holding, L.P. (“Coral”), a subsidiary of Shell which was the gas and power marketing joint venture between Shell and Tejas Gas Corporation (“Tejas”), during 1999. Mr. Joyce served as President of various operating subsidiaries of Tejas, a natural gas pipeline company, from 1990 until 1998 when Tejas was acquired by Shell. As the founding Chief Executive Officer of TRI, Mr. Joyce brings deep experience in the midstream business, expansive knowledge of the oil and gas industry, as well as relationships with chief executives and other senior management at peer companies, customers and other oil and natural gas companies throughout the world. His experience and industry knowledge, complemented by an engineering and legal educational background, enable Mr. Joyce to provide the board with executive counsel on the full range of business, technical, and professional matters.

Joe Bob Perkins has served as Chief Executive Officer and director of the Company, the General Partner and TRI since January 1, 2012. Mr. Perkins previously served as President of the Company between the date of its formation on October 27, 2005 and December 31, 2011, of the General Partner between October 2006 and December 31, 2011 and of TRI between February 2004 and December 31, 2011. He was a consultant for the TRI predecessor company during 2003. Mr. Perkins was an independent consultant in the energy industry from 2002 through 2003 and was an active partner in RTM Media (an outdoor advertising firm) during a portion of such time period. Mr. Perkins served as President and Chief Operating Officer for the Wholesale Businesses, Wholesale Group and Power Generation Group of Reliant Resources, Inc. and its parent/predecessor companies, from 1998 to 2002 and Vice President, Corporate Planning and Development, of Houston Industries from 1996 to 1998. He served as Vice President, Business Development, of Coral from 1995 to 1996 and as Director, Business Development, of Tejas from 1994 to 1995. Prior to 1994, Mr. Perkins held various positions with the consulting firm of McKinsey & Company and with an exploration and production company. Mr. Perkins’ intimate knowledge of all facets of the Company, derived from his service as President from its founding through 2011 and his current service as Chief Executive Officer and director, coupled with his broad experience in the oil and gas industry, and specifically in the midstream sector, his engineering and business educational background and his experience with the investment community enable Mr. Perkins to provide a valuable and unique perspective to the board on a range of business and management matters.

James W. Whalen has served as Advisor to Chairman and CEO of the Company, the General Partner and TRI since January 1, 2012 and as a director of the Company since its formation on October 27, 2005, of the General Partner since February 2007 and of TRI between 2004 and December 2010. Mr. Whalen previously served as Executive Chairman of the Board of the Company and TRI between October 25, 2010 and December 31, 2011 and of the General Partner between December 15, 2010 and December 31, 2011. He also served as President-Finance and Administration of the Company and TRI between January 2006 and October 2010 and the General Partner between October 2006 and December 2010 and for various Targa subsidiaries since November 2005. Between October 2002 and October 2005, Mr. Whalen served as the Senior Vice President and Chief Financial Officer of Parker Drilling Company. Between January 2002 and October 2002, he was the Chief Financial Officer of Diversified Diagnostic Products, Inc. He served as Chief Commercial Officer of Coral from February 1998 through January 2000. Previously, he served as Chief Financial Officer for Tejas from 1992 to 1998. Mr. Whalen brings a breadth and depth of experience as an executive, board member, and audit committee member across several different companies and in energy and other industry areas. His valuable management and financial expertise includes an understanding of the accounting and financial matters that the Partnership and industry address on a regular basis.

Michael A. Heim has served as President and Chief Operating Officer of the Company, the General Partner and TRI since January 1, 2012. Mr. Heim previously served as Executive Vice President and Chief Operating Officer of the Company between the date of its formation on October 27, 2005 and December 2011, of the General Partner between October 2006 and December 2011 and of TRI between April 2004 and December 2011 and was a consultant for the TRI predecessor company during 2003. Mr. Heim also served as a consultant in the energy industry from 2001 through 2003 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. Mr. Heim served as Chief Operating Officer and Executive Vice President of Coastal Field Services, a subsidiary of The Coastal Corp. (“Coastal”) a diversified energy company, from 1997 to 2001 and President of Coastal States Gas Transmission Company from 1997 to 2001. In these positions, he was responsible for Coastal’s midstream gathering, processing, and marketing businesses. Prior to 1997, he served as an officer of several other Coastal exploration and production, marketing and midstream subsidiaries.

Jeffrey J. McParland has served as President — Finance and Administration of the Company and TRI since October 25, 2010 and of the General Partner since December 15, 2010. He has also served as a director of TRI since December 16, 2010. Mr. McParland served as Executive Vice President and Chief Financial Officer of the Company between October 27, 2005 and October 25, 2010 and of TRI between April 2004 and October 25, 2010 and was a consultant for the TRI predecessor company during 2003. He served as Executive Vice President and Chief Financial Officer of the General Partner between October 2006 and December 15, 2010 and served as a director of the General Partner from October 2006 to February 2007. Mr. McParland served as Treasurer of the Company from October 27, 2005 until May 2007, of the General Partner from October 2006 until May 2007 and of TRI from April 2004 until May 2007. Mr. McParland served as Secretary of TRI between February 2004 and May 2004, at which time he was elected as Assistant Secretary. Mr. McParland served as Senior Vice President, Finance of Dynegy Inc., a company engaged in power generation, the midstream natural gas business and energy marketing, from 2000 to 2002. In this position, he was responsible for corporate finance and treasury operations activities. He served as Senior Vice President, Chief Financial Officer and Treasurer of PG&E Gas Transmission,

a midstream natural gas and regulated natural gas pipeline company, from 1999 to 2000. Prior to 1999, he worked in various engineering and finance positions with companies in the power generation and engineering and construction industries.

Roy E. Johnson has served as Executive Vice President of the Company since its formation on October 27, 2005, of the General Partner since October 2006 and of TRI since April 2004 and was a consultant for the TRI predecessor company during 2003. Mr. Johnson also served as a consultant in the energy industry from 2000 through 2003 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. He served as Vice President, Business Development and President of the International Group of Tejas from 1995 to 2000. In these positions, he was responsible for acquisitions, pipeline expansion and development projects in North and South America. Mr. Johnson served as President of Louisiana Resources Company, a company engaged in intrastate natural gas transmission, from 1992 to 1995. Prior to 1992, Mr. Johnson held various positions with a number of different companies in the upstream and downstream energy industry.

Paul W. Chung has served as Executive Vice President, General Counsel and Secretary of the Company since its formation on October 27, 2005, of the General Partner since October 2006 and of TRI since May 2004. Mr. Chung served as Executive Vice President and General Counsel of Coral from 1999 to April 2004; Shell Trading North America Company, a subsidiary of Shell, from 2001 to April 2004; and Coral Energy, LLC from 1999 to 2001. In these positions, he was responsible for all legal and regulatory affairs. He served as Vice President and Assistant General Counsel of Tejas from 1996 to 1999. Prior to 1996, Mr. Chung held a number of legal positions with different companies, including the law firm of Vinson & Elkins L.L.P.

Matthew J. Meloy has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company and TRI since October 25, 2010 and of the General Partner since December 15, 2010. Mr. Meloy served as Vice President — Finance and Treasurer of the Company and TRI between April 2008 and October 2010, and as Director, Corporate Development of the Company and TRI between March 2006 and March 2008 and of the General Partner between March 2006 and March 2008. He has served as Vice President — Finance and Treasurer of the General Partner between April 2008 and December 15, 2010. Mr. Meloy was with The Royal Bank of Scotland in the structured finance group, focusing on the energy sector from October 2003 to March 2006, most recently serving as Assistant Vice President.

John R. Sparger has served as Senior Vice President and Chief Accounting Officer of the Company and TRI since January 2006 and of the General Partner since October 2006. Mr. Sparger served as Vice President, Internal Audit of the Company between October 2005 and January 2006 and of TRI between November 2004 and January 2006. Mr. Sparger served as a consultant in the energy industry from 2002 through September 2004, including TRI between February 2004 and September 2004, providing advice to various energy companies and entities regarding processes, systems, accounting and internal controls. Prior to 2002, he worked in various accounting and administrative positions with companies in the energy industry, audit and consulting positions in public accounting and consulting positions with a large international consulting firm.

Charles R. Crisp has served as a director of the Company since its formation on October 27, 2005 and of TRI between February 2004 and December 2010. Mr. Crisp was President and Chief Executive Officer of Coral Energy, LLC, a subsidiary of Shell Oil Company from 1999 until his retirement in November 2000, and was President and Chief Operating Officer of Coral from January 1998 through February 1999. Prior to this, Mr. Crisp served as President of the power generation group of Houston Industries and, between 1988 and 1996, as President and Chief Operating Officer of Tejas. Mr. Crisp is also a director of AGL Resources Inc., EOG Resources Inc. and IntercontinentalExchange, Inc. Mr. Crisp brings extensive energy experience, a vast understanding of many aspects of our industry and experience serving on the boards of other public companies in the energy industry. His leadership and business experience and deep knowledge of various sectors of the energy industry bring a crucial insight to the Board of Directors.

In Seon Hwang has served as a director of the Company since May 2006, of TRI between May 2006 and December 2010 and the General Partner since February 2011. Mr. Hwang is a Member and Managing Director of

Warburg Pincus LLC and a general partner of Warburg Pincus & Co., where he has been employed since 2004, and became a partner of Warburg Pincus & Co. in 2009. Prior to joining Warburg Pincus, Mr. Hwang worked at GSC Partners, a distressed investment firm, from 2002 until 2004, the M&A group at Goldman Sachs from 1998 to 2000, and the Boston Consulting Group from 1997 to 1998. He is also a director of Competitive Power Ventures, Omega Energia Renovavel S.A. and serves on the investment committee of Sheridan Production Partners LLC. Mr. Hwang was appointed as a director because certain investment funds managed by Warburg Pincus LLC, for whom Mr. Hwang is a managing director and member, previously controlled us through their ownership of securities in Targa Resources Corp. Mr. Hwang has significant experience with energy companies and investments and broad familiarity with the industry and related transactions and capital markets activity, which enhance his contributions to the Board of Directors.

Peter R. Kagan has served as a director of the Company since its formation on October 27, 2005, of the General Partner since February 2007 and of TRI between February 2004 and December 2010. Mr. Kagan is a member and Managing Director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co., where he has been employed since 1997 and became a partner of Warburg Pincus & Co. in 2002. He is also a member of Warburg Pincus’ Executive Management Group. He is also a director of Antero Resources Corporation, Broad Oak, Canbriam Energy, Fairfield Energy Limited, Laredo Petroleum and MEG Energy Corp. Mr. Kagan was appointed as a director because certain investment funds managed by Warburg Pincus LLC, for whom Mr. Kagan is a managing director and member, previously controlled us through their ownership of securities in Targa Resources Corp. Mr. Kagan has significant experience with energy companies and investments and broad familiarity with the industry and related transactions and capital markets activity, which enhance his contributions to the Board of Directors.

Chris Tong has served as a director of the Company since January 2006 and of TRI between January 2006 and December 2010. Mr. Tong is a director of Cloud Peak Energy Inc. and Kosmos Energy Ltd. He served as Senior Vice President and Chief Financial Officer of Noble Energy, Inc. from January 2005 until August 2009. He also served as Senior Vice President and Chief Financial Officer for Magnum Hunter Resources, Inc. from August 1997 until December 2004. Prior thereto, he was Senior Vice President of Finance of Tejas Acadian Holding Company and its subsidiaries, including Tejas Gas Corp., Acadian Gas Corporation and Transok, Inc., all of which were wholly-owned subsidiaries of Tejas Gas Corporation. Mr. Tong held these positions from August 1996 until August 1997, and had served in other treasury positions with Tejas since August 1989. Mr. Tong brings a breadth and depth of experience as a chief financial officer in the energy industry, a financial executive, a director of other public companies and a member of other audit committees. He brings significant financial, capital markets and energy industry experience to the board and in his position as the Chairman of our Audit Committee.

Ershel C. Redd Jr. has served as a director of the Company since February 2011. Mr. Redd has served as a consultant in the energy industry since 2008 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. Mr. Redd was President and Chief Executive Officer of El Paso Electric Company, a public utility company, from May 2007 until March 2008. Prior to this, Mr. Redd served in various positions with NRG Energy, Inc., a wholesale energy company, including as Executive Vice President – Commercial Operations from October 2002 through July 2006, as President – Western Region from February 2004 through July 2006, and as a director between May 2003 and December 2003. On May 14, 2003, NRG filed for protection under Chapter 11 of the Federal Bankruptcy Code. On November 24, 2003, NRG’s Chapter 11 Plan of Reorganization was confirmed. Mr. Redd served as Vice President of Business Development for Xcel Energy Markets, a unit of Xcel Energy Inc., from 2000 through 2002, and as President and Chief Operating Officer for New Century Energy’s (predecessor to Xcel Energy Inc.) subsidiary, Texas Ohio Gas Company, from 1997 through 2000. Mr. Redd brings to the Company extensive energy industry experience, a vast understanding of varied aspects of the energy industry and experience in corporate performance, marketing and trading of natural gas and natural gas liquids, risk management, finance, acquisitions and divestitures, business development, regulatory relations and strategic planning. His leadership and business experience and deep knowledge of various sectors of the energy industry bring a crucial insight to the Board of Directors.

MEETINGS AND COMMITTEES OF DIRECTORS

Board of Directors

Our Board of Directors consists of eight members. The board reviewed the independence of our directors using the independence standards of the New York Stock Exchange (“NYSE”) and various other factors discussed under “Director Independence,” and, based on this review, determined that Messrs. Crisp, Hwang, Kagan, Redd and Tong are independent within the meaning of the NYSE listing standards currently in effect. The board held nine meetings during 2011, and its independent directors met in executive session three times during 2011. During 2011, each of the directors attended at least 75% of the aggregate of the total number of meetings of the board and the total number of meetings of all committees of the board on which that director served.

Our directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2014, 2012 and 2013, respectively. The Class I directors are Messrs. Crisp and Whalen, the Class II directors are Messrs. Hwang, Perkins and Redd and the Class III directors are Messrs. Kagan, Tong and Joyce. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

Committees of the Board of Directors

Our Board of Directors has four standing committees - an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Conflicts Committee - and may have such other committees as the Board of Directors shall determine from time to time. Each of the standing committees of the Board of Directors has the composition and responsibilities described below.

Audit Committee

The members of our Audit Committee are Messrs. Tong, Crisp and Redd. Mr. Tong is the Chairman of this committee. Our Board of Directors has affirmatively determined that Messrs. Crisp, Redd and Tong are independent as described in the rules of the NYSE and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has also determined that, based upon relevant experience, Mr. Tong is an “audit committee financial expert” as defined in Item 407 of Regulation S-K of the Exchange Act.

This committee oversees, reviews, acts on and reports on various auditing and accounting matters to our Board of Directors, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the Audit Committee oversees our compliance programs relating to legal and regulatory requirements. We have adopted an Audit Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE or market standards that is posted on the Company’s website at www.targaresources.com. The Audit Committee held four meetings during 2011.

Compensation Committee

The members of our Compensation Committee are Messrs. Crisp, Hwang and Kagan. Mr. Crisp is the Chairman of this committee. This committee establishes salaries, incentives and other forms of compensation for officers and other employees. Our Compensation Committee also administers our incentive compensation and benefit plans. We have adopted a Compensation Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE or market standards that is posted on the Company’s website at www.targaresources.com. The Compensation Committee held seven meetings during 2011.

Nominating and Governance Committee

The members of our Nominating and Governance Committee are Messrs. Kagan, Redd and Tong. Mr. Kagan is the Chairman of this committee. This committee identifies, evaluates and recommends qualified nominees to serve on our Board of Directors, develops and oversees our internal corporate governance processes and maintains a management succession plan. We have adopted a Nominating and Governance Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE or market standards that is posted on the Company’s website at www.targaresources.com. The Nominating and Governance Committee held three meetings during 2011.

In evaluating the director candidates, the Nominating and Governance Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the board to fulfill their duties.

Conflicts Committee

The members of our Conflicts Committee are Messrs. Crisp, Redd and Tong. Mr. Tong is the Chairman of this committee. This Committee reviews matters of potential conflicts of interest, as directed by our Board of Directors. We adopted a Conflicts Committee charter defining the committee’s primary duties that is posted on the Company’s website at www.targaresources.com. The Conflicts Committee did not meet during 2011.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding our and our executive officers’ future performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance.

Overview

Compensatory arrangements with our executive officers identified in the Summary Compensation Table (“named executive officers”) are approved by the Compensation Committee (the “Compensation Committee”) of our Board of Directors. The Compensation Committee is responsible for overseeing the development of an executive compensation philosophy, strategy, framework and individual compensation elements for our named executive officers based on our business priorities.

The following Compensation Discussion and Analysis describes the material elements of compensation for our named executive officers as determined by the Compensation Committee.

Compensation Philosophy

The Compensation Committee believes that total compensation of executives should be competitive with the market in which we compete for executive talent which encompasses not only midstream natural gas companies, but also other energy industry companies as described in “The Role of Peer Groups and Benchmarking” below. The following compensation objectives guide the Compensation Committee in its deliberations about executive compensation matters:

•	provide a competitive total compensation program that enables us to attract and retain key executives;

•	ensure an alignment between our strategic and financial performance and the total compensation received by our named executive officers;

•	provide compensation for performance that reflects individual and company performance both in absolute terms and relative to our peer group;

•

ensure a balance between short-term and long-term compensation while emphasizing at-risk or variable, compensation as a valuable means of supporting our strategic goals and aligning the interests of our named executive officers with those of our shareholders; and

•	ensure that our total compensation program supports our business objectives and priorities.

Consistent with this philosophy and compensation objectives, we do not pay for perquisites for any of our named executive officers, other than minimal parking subsidies.

The Role of Peer Groups and Benchmarking

When evaluating compensation levels for each named executive officer, the Compensation Committee reviews publicly available compensation data for executives in our peer group and compensation surveys and uses that information to set compensation levels for each named executive officer in the context of their roles and levels of responsibility, accountability and decision-making authority. While compensation data from other companies is considered, the Compensation Committee and senior management do not attempt to set compensation components to meet specific benchmarks, such as salaries “above the median” or total compensation “at the 50th percentile.” The peer company data that is reviewed by senior management and the Compensation Committee is simply one factor out of many that is used in connection with the establishment of the compensation for our officers. The other factors considered include, but are not limited to, (i) available compensation data about rankings and comparisons, (ii) effort and accomplishment on a group and individual basis, (iii) challenges faced and challenges overcome, (iv) unique skills, (v) contribution to the management team and (vi) the perception of both the Board of Directors and the Compensation Committee of performance relative to expectations and actual market/business conditions. All of these factors, including peer company data, are utilized in a subjective assessment of each year’s decisions relating to annual cash incentives, long-term incentives and base compensation changes with a view towards total compensation and pay-for-performance.

The peer group reviewed by the Compensation Committee in consultation with senior management for compensation comparison includes midstream master limited partnerships (“MLPs”) and other energy companies to better reflect the market for executive talent in the energy industry. Because many companies in the peer group are larger than the Company as measured by market capitalization and total assets, with the assistance of BDO USA, LLP (“BDO”), a compensation consultant engaged by the Compensation Committee, compensation data for the peer companies is analyzed using multiple regression analysis to develop a prediction of the total compensation that peer companies of comparable size to the Company would offer similarly-situated executives. This regressed data is then weighted as follows to develop a reference point for judging the adequacy of executive pay at the Company: MLPs (given a 70% weighting), exploration and production companies (“E&Ps”) (given a 15% weighting) and utility companies (given a 15% weighting). The peer group companies in each of the three categories are:

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MLP peer companies: Atlas Pipeline Partners, L.P., Copano Energy, L.L.C., Crosstex Energy, LP, DCP Midstream Partners, LP, Enbridge Energy Partners LP, Energy Transfer Partners, LP, Enterprise Products Partners LP, Magellan Midstream Partners, LP, MarkWest Energy Partners, LP, NuStar Energy LP, ONEOK Partners, LP, Regency Energy Partners LP and Williams Partners LP.

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E&P peer companies: Apache Corporation, Anadarko Petroleum Corporation, Cabot Oil & Gas Corp., Cimarex Energy Co., Denbury Resources Inc., Devon Energy Corporation, EOG Resources Inc., Murphy Oil Corp., Newfield Exploration Co., Noble Energy Inc., Penn Virginia Corp., Petrohawk Energy Corp., Pioneer Natural Resources Co., Southwestern Energy Co. and Ultra Petroleum Corp.

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Utility peer companies: Centerpoint Energy Inc., Dominion Resources Inc., El Paso Corp., Enbridge Inc., EQT Corp., National Fuel Gas Co., NiSource Inc., ONEOK Inc., Questar Corp., Sempra Energy, Spectra Energy Co., Southern Union Co., TransCanada Corporation and Williams Companies Inc.

Senior management and the Compensation Committee review our compensation practices and peer companies on at least an annual basis.

Role of Senior Management in Establishing Compensation for Named Executive Officers

Typically, under the direction of the Compensation Committee, senior management consults with BDO, the compensation consultant engaged by the Compensation Committee, and reviews market data and evaluates relevant compensation levels and compensation program elements. Based on these consultations and assessment of performance relative to key business priorities, senior management submits emerging conclusions and subsequently a proposal to the Chairman of the Compensation Committee. The proposal includes a recommendation of base salary, annual bonus and new long-term compensation to be paid or awarded to executive officers and employees. The Chairman of the Compensation Committee reviews and discusses the proposal with senior management and the compensation consultant and may discuss it with the other members of the Compensation Committee, other board members, or the full boards of the Company and Targa Resources GP LLC and may request that senior management provide him with additional information or reconsider or revise the proposal. The resulting recommendation is then submitted to the Compensation Committee for consideration, which also meets separately with the compensation consultant. The final compensation decisions are reported to the Board.

Our senior management has no other role in determining compensation for our named executive officers, although the Compensation Committee may delegate the approval of award grants and other transactions and responsibilities regarding the administration of compensatory programs to the Chairman of the Board of Directors or the Chief Executive Officer, provided that such administration and approval of awards does not apply for our Section 16 officers. Our executive officers are delegated the authority and responsibility to determine the compensation for all other employees.

Elements of Compensation for Named Executive Officers

The elements of compensation for our named executive officers consist of the following: (i) annual base salary; (ii) discretionary annual cash bonus awards; (iii) long-term incentive awards, consisting of performance awards under the Partnership’s long-term incentive plan and awards under our stock incentive plan; (iv) contributions under our 401(k) and profit sharing plan; (v) participation in our health and welfare plans on the same basis as all of our other employees; and (vi) participation in a change in control-related severance plan.

Base Salary. The base salaries for our named executive officers are set and reviewed annually by the Compensation Committee. The salaries are intended to provide fixed compensation based on historical salaries paid to our named executive officers for services rendered to us, market data on compensation paid to similarly situated executives and responsibilities and performance of our named executive officers.

Annual Cash Incentives. The discretionary annual cash bonus awards available to our named executive officers provide an opportunity to supplement annual base salary based on performance so that, on a combined basis, the annual cash compensation opportunity yields competitive cash compensation levels and drives performance in support of our business strategies. It is our general policy to pay these incentive awards prior to the end of the first quarter of the fiscal year following the fiscal year to which they related. The payment of individual cash bonuses to executive management, including our named executive officers, is subject to the sole discretion of the Compensation Committee.

The discretionary annual cash awards are designed to reward our employees for contributions towards our achievement of financial and operational business priorities (including business priorities of the Partnership) approved by the Compensation Committee and to aid us in retaining and motivating employees. These priorities are not objective in nature—they are subjective and performance in regard to these priorities is ultimately evaluated by the Compensation Committee in its sole discretion. As such, success does not depend on achieving a particular target; rather, success is evaluated based on past norms, expectations and unanticipated obstacles or opportunities that arise. For example, hurricanes and deteriorating or changing market conditions may alter the priorities initially established by the Compensation Committee such that certain performance that would otherwise be deemed a negative may, in context, be a positive result. This subjectivity allows the Compensation Committee to account for the full industry and economic context of our actual performance or that of our personnel. The Compensation Committee considers all strategic priorities and reviews performance against the priorities and context but does not assign specific weightings to the strategic priorities in advance.

A discretionary cash bonus pool is recommended by our senior management and approved by the Compensation Committee annually based on our achievement of certain strategic, financial and operational objectives. Near or following the end of each year, senior management recommends to the Compensation Committee the total amount of cash to be allocated to the bonus pool based upon our overall performance relative to these objectives. Following receipt of our senior management’s recommendation, the Compensation Committee, in its sole discretion, determines the total amount of cash to be allocated to the bonus pool. Additionally, the Compensation Committee, in its sole discretion, determines the amount of the cash bonus awards to each of our executive officers, including the CEO. The executive officers determine the amount of the cash bonus pool to be allocated to our departments, groups and employees (other than our executive officers) based on performance and on the recommendation of supervisors, managers and line officers.

Long-Term Incentive Awards: Stock Incentive Plan and Partnership Long-Term Incentive Plan Awards. In connection with our initial public offering in December 2010 (the “IPO”), we adopted the 2010 Stock Incentive Plan (the “Stock Incentive Plan”) under which we may grant to the named executive officers, other key employees, consultants and directors certain awards, including restricted stock, bonus stock and performance awards. The Stock Incentive Plan provides for discretionary grants of the following types of awards: (a) incentive stock options qualified as such under U.S. federal income tax laws, (b) stock options that do not qualify as incentive stock options, (c) phantom stock awards, (d) restricted stock awards, (e) performance awards, (f) bonus stock awards, or (g) any combination of such awards, although we are currently utilizing only restricted stock and bonus stock awards. The maximum aggregate number of shares of our common stock that may be granted in connection with awards under the Stock Incentive Plan is 5 million, of which approximately 1.9 million shares were awarded in connection with our IPO. The Stock Incentive Plan awards are granted on such terms and conditions and at such purchase price (if any) determined by the Compensation Committee and may, but need not be, subject to performance criteria, objectives, or forfeiture. Additional details relating to shares of restricted stock and bonus stock granted under the Stock Incentive Plan are included below under “—Application of Compensation Elements—Equity Ownership Generally” and “—Outstanding Equity Awards at 2011 Fiscal Year-End.”

We may grant to the named executive officers and other key employees performance unit awards under the Partnership’s long-term incentive plan linked to the performance of the Partnership’s common units, with the amounts vesting under such awards dependent on the Partnership’s performance compared to a peer-group consisting of the Partnership and other publicly traded partnerships. These awards, which may be settled in cash or equity, are designed to further align the interests of the named executive officers and other key employees with those of the Partnership’s equity holders. Additional details relating to our peer group applicable to LTIP awards payouts are included below under “—Application of Compensation Elements—Long-Term Incentive Awards.”

Awards to our named executive officers under the Stock Incentive Plan and Partnership’s long-term incentive plan are made near or following the end of each year. For 2011, the long-term incentive component of compensation was allocated approximately twenty-five percent to restricted stock awards under the Stock Incentive Plan and seventy-five percent to equity settled performance unit awards under the Partnership’s long-term incentive plan.

Retirement Benefits. We offer eligible employees a Section 401(k) tax-qualified, defined contribution plan (the “401(k) Plan”) to enable employees to save for retirement through a tax-advantaged combination of employee and Company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. Our employees, including our named executive officers, are eligible to participate in our 401(k) Plan and may elect to defer up to 30% of their annual compensation on a pre-tax basis and have it contributed to the plan or contribute such amount on a post-tax basis via a Roth contribution, subject to certain limitations under the Internal Revenue Code of 1986, as amended (the “Code”). In addition, we make the following contributions to the 401(k) Plan for the benefit of our employees, including our named executive officers: (i) 3% of the employee’s eligible compensation; and (ii) an amount equal to the employee’s contributions to the 401(k) Plan up to 5% of the employee’s eligible compensation. We may also make discretionary contributions to the 401(k) Plan for the benefit of employees depending on our performance. Contributions made by the Company may be subject to certain limitations under the Code for certain employees.

Health and Welfare Benefits. All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, health, life insurance and dental coverage and disability insurance.

Perquisites. It is the Compensation Committee’s policy not to pay for perquisites for any of our named executive officers, other than minimal parking subsidies.

Severance and Change in Control Benefits. We maintained the Targa Resources Officer Change in Control Severance Program (the “Officer Change in Control Program”) during the 2011 year for certain officers and key employees other than executive officers. Mr. Meloy was the only named executive officer that met the criteria of an “officer” under the Officer Change in Control Program and participated in this plan during the 2011 year. Following the 2011 year, we adopted the Targa Resources Executive Officer Change in Control Severance Program (the “Executive Change in Control Program”) for our executive officers. Mr. Meloy and the other named executive officers will now participate in the Executive Change in Control Program during the 2012 calendar year. The two plans are similar in the fact that they provide for certain severance payments in the event that a participant incurs a qualifying termination within an eighteen month period following a change in control, although the amounts payable will differ between participants and plans. For more details on the terms and conditions of each of these plans, as well as the potential payment that would have been due to Mr. Meloy in the 2011 year under the Officer Change in Control Program, please see the section below under “—Potential Payments Upon Termination or Change in Control.”

Relation of Compensation Elements to Compensation Philosophy

Our named executive officers, other executives and Section 16 officers and directors, through a combination of personal investment and equity grants, own approximately 11.2% of our fully diluted equity. Based on our named executive officers’ ownership interests in us and their direct ownership of the Partnership’s common units, they own, directly and indirectly, approximately 0.4% of the Partnership’s limited partner interests. The Compensation Committee believes that the executive officers’ ownership interests and the elements of the annual compensation programs available to them align the interests of the executive officers and investors and drive the officers’ performance in support of our and the Partnership’s business strategies.

Application of Compensation Elements

Base Salary. Base salaries for our named executive officers have been established based on historical levels for these officers, taking into consideration officer salaries in our peer group and the value of the total compensation opportunities available to our executive officers including the long-term equity component of our compensation program. During 2010, the Compensation Committee engaged BDO to conduct a new review of executive and key employee compensation to help it assure that compensation goals were being met and that the most recent trends in compensation were appropriately considered. The compensation review indicated that the compensation for our named executive officers was not consistent with compensation paid at MLP peer companies or with our expanded peer group generally when the data is adjusted for company size. In order to begin closing this gap in compensation, the Compensation Committee authorized increases in base salary for our executive officers in 2010 and the Compensation Committee authorized the following increased base salaries for our named executive officers effective April 1, 2011.

	Effective April 1, 2011	Prior Salary
Rene R. Joyce	$547,000	$475,000
Joe Bob Perkins	468,000	412,000
James W. Whalen	468,000	412,000
Michael A. Heim	415,000	369,000
Matthew J. Meloy	235,000	207,500

Annual Cash Incentives. The Compensation Committee approved our 2011 Annual Incentive Plan (the “Bonus Plan”) in February 2011. The funding of the cash bonus pool and the payment of individual cash bonuses to executive management, including our named executive officers, are subject to the sole discretion of the Compensation Committee and will generally be determined near or following the end of the year to which the bonus relates. The target amount of the cash bonus pool is determined by summing, on an employee by employee basis, the product of base salaries and market-based target bonus percentages that generally range from 6.0% to

100% of each participant’s base salary. For 2011 bonus pool funding purposes, the percentage of salary that was set as the “target” amount for each named executive officer’s bonus was as follows: Mr. Joyce, 100%; Messrs. Perkins, Whalen and Heim, 80%, and Mr. Meloy, 40%.

The CEO and the Compensation Committee relied on compensation consultants and market data from peer companies and broader industry compensation practices to establish the threshold, target and maximum percentage levels, which are generally consistent with both peer company and broader energy compensation practices. The Compensation Committee, after consultation with the CEO, established the following overall threshold, target and maximum levels for the Company’s bonus pool: 50% of the cash bonus pool would be funded in the event that the Compensation Committee determined that our business priorities had been met for the year at a threshold level; 100% for the target level and 200% for the maximum level. The Compensation Committee approved the following eight key business priorities to be considered when funding the bonus pool and making awards under the 2011 Bonus Plan: (i) continue to control all operating, capital and general and administrative costs, (ii) invest in our businesses, (iii) continue priority emphasis and strong performance relative to a safe workplace, (iv) reinforce business philosophy and mindset that promotes compliance with all aspects of our business including environmental and regulatory compliance, (v) continue to manage tightly credit, inventory, interest rate and commodity price exposures, (vi) execute on major capital and development projects, such as finalizing negotiations, completing projects on time and on budget, and optimizing economics and capital funding, (vii) pursue selected growth opportunities, including new gathering and processing build-outs leveraging our NGL logistics platform for development projects, other fee-based capital expenditure projects and potential purchases of strategic assets and (viii) execute on all business dimensions to maximize value and manage risks.

In January 2012, the Compensation Committee approved a cash bonus pool equal to 200% of the target level for the employee group, including our named executive officers, under the Bonus Plan for performance during 2011 in recognition of outstanding efforts and organizational performance. The Compensation Committee determined to pay these above-target level bonuses because it considered overall performance, including organizational performance, to have substantially exceeded expectations in 2011 based on the eight key business priorities it established for 2011. The Compensation Committee considered or subjectively evaluated (rather than measured) organizational performance by reviewing the apparent overall performance of our personnel with respect to the initial and subsequent business priorities relative to both the overall and management-specific performance expectations of the Compensation Committee, each on an absolute level and relative to the Compensation Committee’s sense of peer performance. This subjective assessment that performance substantially exceeded expectations was based on a qualitative evaluation rather than a mechanical, quantitative determination of results across each of the key business priorities. Aspects of performance important to this qualitative determination included (i) very strong execution on financial performance, (ii) outstanding pursuit and capture of growth projects, (iii) recent and ongoing capital projects completed or being completed on time and on budget and (iv) strong safety and environmental performance and record and corporate philosophy to promote and maintain safe working conditions as represented by safety awards and industry recognition. This subjective evaluation that performance had substantially exceeded expectations occurred with the background and ongoing context of detailed board and committee refinements of the 2011 business priorities both before the beginning of and during the year, continued board and committee discussion and active dialogue with management about priorities and performance, including routine reports sent to the board or the committee and presentations and discussions in subsequent board and committee meetings, and further board and committee discussion of performance relative to expectations near the end and following the end of 2011. The extensive business and board experience of the Compensation Committee and of our Board of Directors provides the perspective to make this subjective assessment in a qualitative manner and to evaluate management performance overall and the performance of the executive officers.

With respect to Mr. Meloy’s bonus payment, the Compensation Committee determined that a performance multiplier of 1.25x should be applied to Mr. Meloy’s target bonus amount for the year, which is a similar multiple to the multiple used for other higher performing employees, based on his 2011 contribution in his first full year as the Chief Financial Officer. All other executives recommended and received a 1.0x multiplier equivalent to the average of the bonus pool. The named executive officers received the following bonus awards, which are equivalent to 200% of each individual’s target bonus amount and reflects a 1.25x multiplier for Mr. Meloy and a 1.0x multiplier for the other named executives officers as previously discussed:

Rene R. Joyce	$1,094,000
Joe Bob Perkins	748,800
James W. Whalen	748,800
Michael A. Heim	664,000
Matthew J. Meloy	235,000

In addition to the cash bonus awards approved under the Bonus Plan, in February 2011, the Compensation Committee approved an aggregate cash bonus pool of $1.5 million for our executive officers and two other employees in recognition of their role in extraordinary execution of the business priorities, completion of drop downs to the Partnership and clarification of our strategic direction in 2010.

Equity Ownership Generally. Prior to the closing of our IPO, we used both stock options and restricted stock to compensate our employees, including our named executive officers. Based on recommendations by our compensation consultant after completing its compensation review for 2010, we have recently awarded, and we expect future awards under our incentive plans to consist primarily of, restricted stock, restricted units and performance based awards of restricted stock or units or cash-settled performance units (rather than stock options or unit options). In connection with our IPO, our employees, including the named executive officers, were granted an aggregate of approximately 1.9 million shares of restricted stock and bonus stock under the Stock Incentive Plan.

Long-Term Incentive Awards. On February 14, 2011, our named executive officers were awarded restricted common stock of the Company under our Stock Incentive Plan that will vest in three years from the grant date as follows: 7,690 shares to Mr. Joyce, 4,250 shares to Mr. Perkins, 4,250 shares to Mr. Whalen, 3,770 shares to Mr. Heim, and 1,260 shares to Mr. Meloy.

On February 17, 2011, our named executive officers were awarded equity-settled performance units under the Partnership’s long-term incentive plan that will vest in June 2014 as follows: 21,110 performance units to Mr. Joyce, 11,690 performance units to Mr. Perkins, 11,690 performance units to Mr. Whalen, 10,360 performance units to Mr. Heim, and 3,470 performance units to Mr. Meloy. These performance unit awards will be settled by the issuance of an equivalent number of Partnership common units at the time of vesting plus associated distributions over the three year period multiplied by a performance vesting percentage which may be zero or range from 25% to 150%. This equity settlement value of each unit may be higher or lower than the Partnership common unit price at the time of the grant. If the Partnership’s performance equals or exceeds the performance for the 25th percentile of the peer group but is less than or equal to the 50th percentile of the group, then 25% to 100% of the award will vest. If the Partnership’s performance equals or exceeds the performance for the 50th percentile of the group but is less than or equal to the 75th percentile of the group, then 100% to 150% of the award will vest. The vesting between the 25th percentile and the 50th percentile will be done on an interpolated basis between 25% and 100% and the vesting between the 50th percentile and 75th percentile will be done on an interpolated basis between 100% and 150%. If the Partnership’s performance is above the performance of the 75th percentile of the group, the performance percentage will be 150% of the award. If the Partnership’s performance is below the performance of the 25th percentile of the group, the performance percentage will be zero. The performance period for these performance unit awards began on June 30, 2011 and ends on June 30, 2014. The Partnership’s peer group companies for purposes of our long-term incentive awards for 2011 were: Copano, Crosstex, DCP Midstream, Enbridge Energy Partners, Energy Transfer Partners, Magellan Midstream, MarkWest Energy Partners, Martin Midstream, ONEOK Partners, Plains All American Pipeline, Regency Energy Partners, Targa Resources Partners LP and Williams Energy Partners.

Set forth below is the “performance for the median” of the peer group for each of the 2011 equity-settled performance unit grants and a comparison of the Partnership’s performance to the peer group as of December 31, 2011:

	Performance (1)
Grant	Peer Group Median	Partnership	Partnership Position (2)
2011 Performance Units	8.6%	10.7%	Second Quartile (6 of 13)

1)	Total return measured by (i) subtracting the average closing price per share/unit for the first ten trading days of the performance period (the “Beginning Price”) from the sum of (a) the average closing price per share/unit for the last ten trading days ending on the date that is 15 days prior to the end of the performance period plus (b) the aggregate amount of dividends/distributions paid with respect to a share/unit during such period (the result being referred to as the “Value Increase”) and (ii) dividing the Value Increase by the Beginning Price. The performance period for the 2011 awards begins on June 30, 2011, and all awards end on the third anniversary of such date.
2)	Award level based on Partnership Position and linear interpolation as described above.

In January 2009 and in December 2009, we granted our executive officers cash-settled performance unit awards linked to the performance of the Partnership’s common units that will vest in June of 2012 and June of 2013, respectively, with the amounts vesting under such awards dependent on the Partnership’s performance compared to a peer-group consisting of the Partnership and other publicly traded partnerships. The Partnership’s peer group companies for purposes of the long-term incentive awards made in 2009 is the same peer group used for the equity settled performance units awarded to our executives in 2011.

Severance and Change in Control Benefits. Certain of our equity compensation award agreements contain a “single trigger” for accelerated vesting of equity awards, which means vesting accelerates upon our change in control irrespective of whether the officer is terminated. We also have certain change-of-control severance plans (the Officer Change in Control Program and the Executive Change in Control Program) that provide for post-termination payments following a qualifying termination in connection with a change in control event, or what is commonly referred to as a “double trigger” benefit. We believe that these provisions create important retention tools for us, as providing for accelerated vesting of equity awards upon a change in control enables employees to realize value from these awards in the event that we undergo a change in control transaction, while post-termination payments provide employees with value in the event of certain terminations of employment that were beyond their control. In addition, we believe that these benefits may, in part, mitigate some of the potential uncertainty created by a potential or actual change in control transaction, including future employment of the named executive officers. We believe that change in control protections allows management to focus on the business transaction at hand without any distractions regarding the effects of a change in control. Likewise, post-termination payments allow management to focus on making the objective business decisions that are in the interest of our company. Further, we believe that such protections encourage the named executive officers to review objectively any proposed transaction in determining whether such proposed transaction is in the best interest of our shareholders, whether or not the executive will continue to be employed. Executive officers at other companies in our industry and the general market against which we compete for executive talent commonly have equity compensation plans that provide for accelerated vesting upon a change in control event of that company and post-termination payments, and we intend to provide this benefit to the named executive officers in order to remain competitive in attracting and retaining skilled professionals in our industry.

Changes for 2012

Base Salary. The Compensation Committee authorized, and executive management will implement, the following increased base salaries for our named executive officers effective March 1, 2012:

	Effective March 1, 2012	Current Salary
Rene R. Joyce	$560,000	$547,000
Joe Bob Perkins	480,000	468,000
James W. Whalen	480,000	468,000
Michael A. Heim	460,000	415,000
Matthew J. Meloy	275,000	235,000

Annual Cash Incentives. In preparing the Company’s business plan for 2012, senior management developed and proposed a set of strategic priorities to the Compensation Committee. In January 2012, the Compensation Committee approved our 2012 Annual Incentive Compensation Plan (the “2012 Bonus Plan”), the cash bonus plan for performance during 2012, and established the following nine key business priorities: (i) continue to control all operating, capital and general and administrative costs, (ii) invest in our businesses, (iii) continue priority emphasis and strong performance relative to a safe workplace, (iv) reinforce business philosophy and mindset that promotes compliance with all aspects of our business including environmental and regulatory compliance, (v) continue to manage tightly credit, inventory, interest rate and commodity price exposures, (vi) execute on major capital and development projects, such as finalizing negotiations, completing projects on time and on budget, and optimizing economics and capital funding, (vii) pursue selected growth opportunities, including new gathering and processing build-outs, fee-based capital expenditure projects and potential purchases of strategic assets, (viii) pursue commercial and financial approaches to achieve maximum value and manage risks and (ix) execute on all business dimensions, including the financial business plan. The Compensation Committee also established the following overall threshold, target and maximum levels for the Company’s bonus pool: 50% of the cash bonus pool will be funded in the event that the Compensation Committee determines that our business priorities have been met for the year at a threshold level; 100% for the target level and 200% for the maximum level. As with the Bonus Plan, funding of the cash bonus pool and the payment of individual cash bonuses to executive management, including our named executive officers, are subject to the sole discretion of the Compensation Committee.

For 2012, pursuant to our annual incentive plan and in accordance with prior approval by the Compensation Committee, each executive’s target amount is set as a percentage of his annual base salary. Mr. Joyce’s target amount is set at 100% and Messrs. Perkins, Whalen and Heim’s target amount is set at 80%. Mr. Meloy’s target amount was 40% for 2011. In January 2012 the Compensation Committee decided to increase Mr. Meloy’s target amount to 50% to recognize his increased responsibilities as the Chief Financial Officer. Other than Mr. Meloy, the 2012 bonus targets for the named executive officers are the same levels that were utilized for the 2011 year.

Long-Term Incentive Awards. On January 12, 2012, our named executive officers were awarded restricted common stock of the Company under our stock incentive plan for the 2012 compensation cycle that will vest in three years from the grant date as follows: 6,565 shares to Mr. Joyce, 5,035 shares to Mr. Perkins, 4,235 shares to Mr. Whalen, 4,399 shares to Mr. Heim, and 1,866 shares to Mr. Meloy.

On January 12, 2012, our named executive officers were awarded equity-settled performance units under the Partnership’s long-term incentive plan for the 2012 compensation cycle that will vest in June 2015 as follows: 21,240 performance units to Mr. Joyce, 16,290 performance units to Mr. Perkins, 13,702 performance units to Mr. Whalen, 14,233 performance units to Mr. Heim, and 6,039 performance units to Mr. Meloy. The vesting and settlement value of these performance unit awards will be determined using the formula adopted for the performance unit awards granted on February 17, 2011 except that the performance period for the 2012 awards will begin on June 30, 2012 and end on June 30, 2015. Please see “Application of Compensation Elements – Long-Term Incentive Awards”.

Severance and Change in Control Benefits. On January 12, 2012, we adopted the Executive Change in Control Program. Specific terms, conditions, and potential payments are detailed under “—Potential Payments Upon Termination or Change in Control.”

Tax and Accounting Considerations. We account for the equity compensation expense for our employees, including our named executive officers, under the rules of FASB ASC Topic 718, which requires us to estimate and record an expense for each award of long-term incentive compensation over the vesting period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Review of the Results of the “Say-on-Pay” Proposal: At the 2011 Annual Meeting, the Company’s stockholders were requested to conduct a non-binding advisory vote to approve the compensation of the Company’s named executive officers. The Board proposal seeking approval, on an advisory basis, of the compensation of the Company’s named executive officers was approved by the stockholders. The Board and Compensation Committee reviewed the results of the vote and concluded that no changes to the Company’s compensation design and philosophy needed to be considered as a result of the vote.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has been an employee of ours at any time. None of our executive officers served on the Board of Directors or Compensation Committee of a company that has an executive officer that served on our board or Compensation Committee. No member of our board is an executive officer of a company in which one of our executive officers serves as a member of the Board of Directors or Compensation Committee of that company.

Messrs. Kagan and Hwang, both of whom were members of our Compensation Committee during 2011, were affiliates of Warburg Pincus during 2011. Mr. Kagan was a director of Broad Oak during 2011, from whom we bought natural gas and NGL products and provided other services and in which affiliates of Warburg Pincus own a controlling interest. Mr. Kagan was also a director of Antero Resources Corporation (“Antero”) during 2011, from whom we bought natural gas and NGL products and in which affiliates of Warburg Pincus own a controlling interest. Mr. Kagan was a director of Laredo Petroleum, Inc. during 2011, from whom we bought natural gas and in which affiliates of Warburg Pincus own a controlling interest. Messrs. Kagan and Hwang are party to indemnification agreements with us. Warburg Pincus is a party to the Registration Rights Agreement with us. Please read “Transactions With Related Persons” for a description of these transactions.

Compensation Committee Report

Messrs. Crisp, Hwang and Kagan are the current members of our Compensation Committee. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed with management the compensation discussion and analysis contained in our Annual Report on Form 10-K for the year ended December 31, 2011 and this proxy statement. Based on these reviews and discussions, the Compensation Committee recommended to our Board of Directors that the compensation discussion and analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2011 and this proxy statement for filing with the SEC.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee

Charles R. Crisp, Chairman	Peter R. Kagan	In Seon Hwang

Executive Compensation Tables

The following Summary Compensation Table sets forth the compensation of our named executive officers for 2011, 2010 and 2009. Additional details regarding the applicable elements of compensation in the Summary Compensation Table are provided in the footnotes following the table.

	Summary Compensation Table for 2011
Name	Year	Salary	Bonus (2)	Stock Awards ($) (3)	All Other Compensation (4)	Total Compensation
Rene R. Joyce (1)	2011	$529,000	$1,094,000	$979,380	$23,394	$2,625,774
Chief Executive Officer	2010	410,000	1,120,067	5,358,408	22,410	6,910,885
	2009	337,500	510,000	1,398,946	20,187	2,266,633

Matthew J. Meloy	2011	228,125	235,000	160,859	19,771	643,755
Senior Vice President,	2010	195,625	224,100	493,350	19,740	932,815
Chief Financial Officer and Treasurer

Joe Bob Perkins (1)	2011	454,000	748,800	542,079	20,715	1,765,594
President	2010	361,250	823,191	3,831,960	20,448	5,036,849
	2009	303,750	459,000	970,109	20,129	1,752,988

James W. Whalen (1)	2011	454,000	748,800	542,079	29,587	1,774,466
Executive Chairman of	2010	356,750	593,280	3,831,960	22,338	4,804,328
the Board of Directors	2009	297,000	445,500	543,150	19,936	1,305,586

Michael A. Heim (1)	2011	403,500	664,000	480,517	22,400	1,570,417
Chief Operating Officer	2010	328,000	1,469,275	2,699,620	21,776	4,518,671
	2009	281,000	424,500	810,117	20,089	1,535,706

(1)	Mr. Joyce became Executive Chairman of the Board of Directors in January 2012 but served as Chief Executive Officer during the 2011 year. Mr. Perkins became Chief Executive Officer in January 2012 but served as President during the 2011 year. Mr. Whalen became Advisor to Chairman and Chief Executive Officer in January 2012 but served as Executive Chairman of the Board of Directors during the 2011 year. Mr. Heim became President and Chief Operating Officer in January 2012 but served as Chief Operating Officer during the 2011 year.
(2)	For 2011, represents payments pursuant to our Bonus Plan. For the 2010 year, payments pursuant to our Bonus Plan were made in the following amounts: Mr. Joyce, $855,000; Mr. Meloy, $224,100; Mr. Perkins, $593,280; Mr. Whalen, $593,280; and Mr. Heim, $531, 360. For 2010, also represents discretionary cash bonuses paid to the named executive officers in recognition of the executive team’s role in extraordinary execution of the business priorities, completion of drop downs to the Partnership and clarification of our strategic direction in 2010 ($265, 067 for Mr. Joyce , $229,911 for Mr. Perkins, and $205,915 for Mr. Heim). For 2010, $732,000 of the amount reported for Mr. Heim represents a cash bonus paid in lieu of equity in connection with the IPO. For 2009, represents payments pursuant to our Bonus Plan. Please see “—Application of Compensation Elements—Annual Cash Incentives.” Note that, in prior filings, the payments reported under this column pursuant to our Bonus Plan for the 2009 and 2010 years were reported in the “Non-Equity Incentive Plan Compensation” column. As discussed above, payments pursuant to our Bonus Plan are discretionary and not based on objective performance measures.
(3)

Includes restricted stock awards and equity-settled performance units. For 2010, includes bonus stock and restricted stock awards. Amounts represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 22 to our “Consolidated Financial Statements” beginning on page F-1 of our Annual Report on Form 10-K. Detailed information about the amount recognized for specific awards is reported in the table under “—Grants of Plan-Based Awards for 2011” below. The grant date fair value of a common stock award granted on February 14, 2011, assuming vesting will occur, is $31.745 and the grant date fair value of an equity settled performance award on February 17, 2011 is $34.83 assuming the probable outcome of the performance criteria assigned to the awards. The grant date value of a equity-settled performance unit award granted on February 17, 2011 (for the 2011 compensation cycle) assuming the highest performance condition will be achieved, is $34.83 per unit and a payout of 150% of the units granted. Accordingly, the highest aggregate value of the performance unit awards granted in 2011 for the named executive officers is as follows: Mr. Joyce - $1,102,892; Mr. Meloy - $181,290; Mr. Perkins - $610,774; Mr. Whalen - $610,774; and Mr. Heim - $541,258.
(4)	For 2011 “All Other Compensation” includes the (i) aggregate value of matching and non-matching contributions to our 401(k) plan and (ii) the dollar value of life insurance coverage provided by the Company.

Name	401(k) and Profit Sharing Plan	Dollar Value of Life Insurance	Total
Rene R. Joyce	19,600	3,794	$23,394
Matthew J. Meloy	19,600	171	19,771
Joe Bob Perkins	19,600	1,115	20,715
James W. Whalen	19,600	9,987	29,587
Michael A. Heim	19,600	2,800	22,400

Grants of Plan Based Awards for 2011

The following table and the footnotes thereto provide information regarding grants of plan-based equity and non-equity awards made to the named executive officers during 2011:

		Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)			All Other Stock Awards: Number of Shares of Stocks or Units (1)	Grant Date Fair Value of Stock and Unit Awards (2)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Mr. Joyce	02/14/11				7,690	$244,119
	02/17/11	5,278	21,110	31,665		735,261
Mr. Meloy	02/14/11				1,260	39,999
	02/17/11	868	3,470	5,205		120,860
Mr. Perkins	02/14/11				4,250	134,916
	02/17/11	2,923	11,690	17,535		407,163
Mr. Whalen	02/14/11				4,250	134,916
	02/17/11	2,923	11,690	17,535		407,163
Mr. Heim	02/14/11				3,770	119,679
	02/17/11	2,590	10,360	15,540		360,839

(1)	The grants on February 14, 2011 are restricted common stock awards granted under our Stock Incentive Plan. The grants on February 17, 2011 are equity-settled performance units granted under the Partnership’s long-term incentive plan. For a detailed description of how performance achievements will be determined for the Partnership’s performance units, see “—Application of Compensation Elements—Long-Term Incentive Awards.”
(2)	The dollar amounts shown for the common stock awards granted on February 14, 2011 are determined by multiplying the shares reported in the table by $31.745 (the grant date fair value of awards computed in accordance with FASB ASC Topic 718). The dollar amounts shown for the performance units granted on February 17, 2011 are determined by multiplying the number of units reported in the table under the “Target” column by $34.83 (the grant date fair value of awards computed in accordance with FASB ASC Topic 718).

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

A discussion of 2011 salaries, bonuses, incentive plans and awards is included in “—Compensation Discussion and Analysis.”

Stock Incentive Plan

Restricted Stock Awards. Subject to the terms of the applicable restricted stock agreement, restricted stock granted under the Stock Incentive Plan during 2011 vests 100% three years from the date of grant. The named executive officers have all of the rights of a stockholder of the Company with respect to the restricted stock granted in 2011 including, without limitation, voting rights. The named executive officers do not have the right to receive any dividends or other distributions, including any special or extraordinary dividends or distributions, with respect to the restricted stock granted in 2011 unless and until the restricted stock vests. Dividends on unvested restricted stock are credited to an unfunded account maintained by the Company. These credited dividends are paid to the employee when the shares of restricted stock vest. In the event all or any portion of the restricted stock granted in 2011 fails to vest, such restricted stock and dividends will be forfeited to us.

LTIP Performance Unit Awards. Subject to the terms of the applicable performance unit award agreement, performance units granted under the Partnership’s long-term incentive plan during 2011 vest in June 2014. The vesting and settlement value of these performance unit awards will be determined using the formula adopted for the performance unit awards, as described under “—Application of Compensation Elements – Long-Term Incentive Awards.” The named executive officers do not have the rights of a unitholder of the Partnership with respect to the performance unit awards granted in 2011. The named executive officers do not have the right to receive any distribution with respect to the performance unit awards granted in 2011 unless and until the performance units vest. Distributions on unvested performance unit awards are credited to an unfunded account maintained by the Partnership. These credited distributions are paid to the employee when the performance units vest. In the event all or any portion of the performance units granted in 2011 fails to vest, such performance units and distributions will be forfeited to us. Please see “—Compensation Discussion and Analysis—Elements of Compensation for Named Executive Officers— Long-Term Incentive Awards: Stock Incentive Plan and Partnership Long-Term Incentive Awards” and “—Application of Compensation Elements— Long-Term Incentive Awards” for a detailed discussion of the grants of restricted stock and performance unit awards.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table and the footnotes related thereto provide information regarding each stock option and other equity-based awards outstanding as of December 31, 2011 for each of our named executive officers.

	Outstanding Equity Awards at 2011 Fiscal Year-End
	Stock Awards
Name	Number of Shares of Stock That Have not Vested (1)	Market Value of Shares of Stock That Have not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Performance Units That have not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Performance Units That have not Vested (4)
Rene R. Joyce	128,815	$5,241,482	85,167	$3,750,672
Matthew J. Meloy	23,685	963,743	17,466	768,892
Joe Bob Perkins	72,230	2,939,039	54,952	2,419,976
James W. Whalen	72,230	2,939,039	33,558	1,481,962
Michael A. Heim	64,655	2,630,812	47,482	2,090,324

(1)	Represents shares of our restricted common stock awarded on December 10, 2010 and February 14, 2011. The 340,395 shares granted in 2010 (121,125 shares held by Mr. Joyce, 22,425 shares held by Mr. Meloy, 67,980 shares held by Mr. Perkins, 67,980 shares held by Mr. Whalen, and 60,885 shares held by Mr. Heim) vest as follows: 60% on December 10, 2012 and 40% on December 10, 2013. The 21,220 shares granted in 2011 (7,690 shares held by Mr. Joyce, 1,260 shares held by Mr. Meloy, 4,250 shares held by Mr. Perkins, 4,250 shares held by Mr. Whalen, and 3,770 shares held by Mr. Heim) vest 100% on February 14, 2014.
(2)	The dollar amounts shown are determined by multiplying the number of shares of common stock reported in the table by the sum of the closing price of a share of common stock on December 31, 2011 ($40.69).

(3)	Represents the number of performance units awarded on January 22, 2009, December 3, 2009 and February17, 2011 under the Partnership’s and our long-term incentive plans. With respect to Mr. Meloy, the performance units were granted on August 4, 2009, August 2, 2010 and February 17, 2011. These awards vest in June 2012, June 2013 and June 2014, based on the Partnership’s performance over the applicable period measured against a peer group of companies. These awards are discussed in more detail under the heading “—Application of Compensation Elements— Long-Term Incentive Awards.”
(4)	The dollar amounts shown are determined by multiplying the number of performance units reported in the table by the sum of the closing price of a common unit of the Partnership on December 31, 2011 ($37.28) and the related distribution equivalent rights for each award and assume full payout under the awards at the time of vesting.

Option Exercises and Stock Vested in 2011

The following table provides the amount realized during 2011 by each named executive officer upon the vesting of our restricted common stock and performance units. None of our named executive officers exercised stock option awards during the 2011 year and currently, there are no stock options outstanding under any of our plans.

	Stock Vested for 2011
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Rene R. Joyce	4,000	$170,880
Matthew J. Meloy	1,500	62,089
Joe Bob Perkins	3,500	149,520
James W. Whalen	3,500	149,520
Michael A. Heim	3,500	149,520

(1)	Represents performance units granted in January 2008 that vested in August 2011 and were settled by cash payment (Mr. Meloy’s grant was made in August 2008).
(2)	Computed by multiplying the number of performance units by the value of an equivalent Partnership common unit at the time of vesting and adding associated distributions over the vesting period.

Potential Payments Upon Termination or Change in Control

Aggregate Payments. The table below reflects the aggregate amount of payments that we believe our named executive officers would have received under our Stock Incentive Plan, the Partnership’s long-term incentive plan, the Officer Change in Control Program and the Executive Change in Control Program upon a termination of employment and/or a change in control that occurred on December 31, 2011. Details regarding individual plans and arrangements follow the table.

Name	Change of Control (No Termination)	Qualifying Termination Following Change in Control	Termination by us without Cause	Termination for Death or Disability
Rene R. Joyce	$8,352,952	$8,352,952	$8,352,952	$8,352,952
Matthew J. Meloy	1,601,202	2,301,839	1,601,202	1,601,202
Joe Bob Perkins	4,904,523	4,904,523	4,904,523	4,904,523
James W. Whalen	4,000,856	4,000,856	4,000,856	4,000,856
Michael A. Heim	4,377,255	4,377,255	4,377,255	4,377,255

Stock Incentive Plan. If a Change in Control (as defined below) occurs and the named executive officer has remained continuously employed by us from the date of grant to the date upon which such Change in Control occurs, then the restricted stock granted to him under our form of restricted stock agreement (the “Stock Agreement”) and related dividends then credited to him will fully vest on the date upon which such Change in Control occurs.

Restricted stock granted to a named executive officer under the Stock Agreement and related dividends then credited to him will fully vest if his employment is terminated by reason of death or a Disability (as defined below). If a named executive officer’s employment with us is terminated for any reason other than death or Disability, then his unvested restricted stock is forfeited to us for no consideration.

The following terms generally have the following meanings for purposes of the Stock Incentive Plan and Stock Agreement:

•	Affiliate means an entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

•

Change in Control means the occurrence of one of the following events: (i) any person or group, acquires or gains ownership or control (including, without limitation, the power to vote), by way of merger, consolidation, recapitalization, reorganization or otherwise, of more than 50% of the outstanding shares of the Company’s voting stock or more than 50% of the combined voting power of the equity interests in the Partnership or the general partner of the Partnership; (ii) the liquidation or dissolution of the Company or the approval by the limited partners of the Partnership of a plan of complete liquidation of the Partnership; (iii) the sale or other disposition by the Company of all or substantially all of its assets in one or more transactions to any Person other than Warburg Pincus LLC or any other Affiliate; (iv) the sale or disposition by either the Partnership or the general partner of the Partnership of all or substantially all of its assets in one or more transactions to any person other than to Warburg Pincus LLC, Targa Resources GP LLC, or any other Affiliate; (v) a transaction resulting in a person other than Targa Resources GP LLC or an Affiliate being the general partner of the Partnership; or (vi) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Company’s Board of Directors. Notwithstanding the foregoing, with respect to an award under the Stock Incentive Plan that is subject to section 409A of the Code, and with respect to which a Change in Control will accelerate payment, “Change in Control” shall mean a “change of control event” as defined in the regulations and guidance issued under section 409A of the Code.

•	Disability means a disability that entitles the named executive officer to disability benefits under our long-term disability plan.

The following table reflects payments that would have been made to each of the named executive officers under the Stock Incentive Plan and related agreements in the event there was a Change in Control or their employment was terminated, each as of December 31, 2011.

Name	Change of Control		Termination for Death or Disability
Rene R. Joyce	$5,358,917	(1)	$5,358,917	(1)
Matthew J. Meloy	985,387	(2)	985,387	(2)
Joe Bob Perkins	3,004,908	(3)	3,004,908	(3)
James W. Whalen	3,004,908	(4)	3,004,908	(4)
Michael A. Heim	2,689,785	(5)	2,689,785	(5)

(1)

Of each amount under the “Change of Control” column and the “Termination for Death or Disability” column, $2,957,146 and $67,704 relate to the restricted stock and related distribution equivalent rights granted on December 10, 2010 which vest December 10, 2012; $1,971,430 and $45,136 relate to the restricted stock and related distribution equivalent rights granted on December 10, 2010 which vest December 10, 2013; and $312,906 and $4,595 relate to the restricted stock and related distribution equivalent rights granted on February 14, 2011.
(2)	Of each amount under the “Change of Control” column and the “Termination for Death or Disability” column, $547,485 and $12,535 relate to the restricted stock and related distribution equivalent rights granted on December 10, 2010 which vest December 10, 2012; $364,989 and $8,356 relate to the restricted stock and related distribution equivalent rights granted on December 10, 2010 which vest December 10, 2013; and $51,269 and $753 relate to the restricted stock and related distribution equivalent rights granted on February 14, 2011.
(3)	Of each amount under the “Change of Control” column and the “Termination for Death or Disability” column, $1,659,664 and $37,998 relate to the restricted stock and related distribution equivalent rights granted on December 10, 2010 which vest December 10, 2012; $1,106,442 and $25,332 relate to the restricted stock and related distribution equivalent rights granted on December 10, 2010 which vest December 10, 2013; and $172,933 and $2,539 relate to the restricted stock and related distribution equivalent rights granted on February 14, 2011.
(4)	Of each amount under the “Change of Control” column and the “Termination for Death or Disability” column, $1,659,664 and $37,998 relate to the restricted stock and related distribution equivalent rights granted on December 10, 2010 which vest December 10, 2012; $1,106,442 and $25,332 relate to the restricted stock and related distribution equivalent rights granted on December 10, 2010 which vest December 10, 2013; and $172,933 and $2,539 relate to the restricted stock and related distribution equivalent rights granted on February 14, 2011.
(5)	Of each amount under the “Change of Control” column and the “Termination for Death or Disability” column, $1,486,446 and $34,031 relate to the restricted stock and related distribution equivalent rights granted on December 10, 2010 which vest December 10, 2012; $990,964 and $22,688 relate to the restricted stock and related distribution equivalent rights granted on December 10, 2010 which vest December 10, 2013; and $153,401 and $2,253 relate to the restricted stock and related distribution equivalent rights granted on February 14, 2011.

Partnership’s Long-Term Incentive Plan. If a Change of Control (as defined below) occurs during the performance period established for the cash-settled performance units and related distribution equivalent rights granted to a named executive officer under the Partnership’s form of Performance Unit Grant Agreement (a “Performance Unit Agreement”), the performance units and related distribution equivalent rights then credited to a named executive officer will be cancelled and the named executive officer will be paid an amount of cash equal to the sum of (i) the product of (a) the fair market value of a common unit of the Partnership multiplied by (b) the number of performance units granted to the named executive officer, plus (ii) the amount of distribution equivalent rights then credited to the named executive officer, if any. Following a Change of Control, equity-settled performance units will be settled by providing the holder with a number of common units of the Partnership equal to the number of performance units granted to the named executive officer plus a cash payment in the amount of distribution equivalent rights then credited to the named executive officer, if any.

Performance units and the related distribution equivalent rights granted to a named executive officer under a Performance Unit Agreement will be automatically forfeited without payment upon the termination of his employment with us and our affiliates, except that: if his employment is terminated by reason of his death, a disability that entitles him to disability benefits under our long-term disability plan or by us other than for Cause (as defined below), he will be vested in his performance units that he is otherwise qualified to receive payment for based on achievement of the performance goal at the end of the performance period.

The following terms have the specified meanings for purposes of the Partnership’s long-term incentive plan:

•

Change of Control means (i) any person or group, other than an affiliate of us, becoming the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Partnership or its general partner, (ii) the limited partners of the Partnership approving a plan of complete liquidation of the Partnership, (iii) the sale or other disposition by either the Partnership or the General Partner of all or substantially all of its assets in one or more transactions to any person other than the General Partner or one of the General Partner’s affiliates or (iv) a transaction resulting in a person other than the Partnership’s general partner or one of such general partner’s affiliates being the general partner of the Partnership. With respect to an award subject to Section 409A of the Code, Change of Control will mean a “change of control event” as defined in the regulations and guidance issued under Section 409A of the Code.

•

Cause means (i) failure to perform assigned duties and responsibilities, (ii) engaging in conduct which is injurious (monetarily of otherwise) to us or our affiliates, (iii) breach of any corporate policy or code of conduct established by us or our affiliates or breach of any agreement between the named executive officer and us or our affiliates or (iv) conviction of a misdemeanor involving moral turpitude or a felony. If the named executive officer is a party to an agreement with us or our affiliates in which this term is defined, then that definition will apply for purposes of our long-term incentive plan and the Performance Unit Agreement.

The following table reflects payments that would have been made to each of the named executive officers under the Partnership’s long-term incentive plan and related agreements in the event there was a Change of Control or their employment was terminated, each as of December 31, 2011.

Name	Change of Control		Termination for Death or Disability, or by us without Cause
Rene R. Joyce	$2,994,035	(1)	$2,994,035	(1)
Matthew J. Meloy	615,815	(2)	615,815	(2)
Joe Bob Perkins	1,899,615	(3)	1,899,615	(3)
James W. Whalen	995,948	(4)	995,948	(4)
Michael A. Heim	1,687,470	(5)	1,687,470	(5)

(1)	Of each amount under the “Change of Control” column and the “Termination for Death or Disability, or by us without Cause” column, $1,267,520 and $183,345 relate to the performance units and related distribution equivalent rights granted on January 22, 2009; $671,972 and $59,888 relate to the performance units and related distribution equivalent rights granted on December 3, 2009; and $786,981 and $24,329 relate to the performance units and related distribution equivalent rights granted on February 17, 2011.
(2)	Of each amount under the “Change of Control” column and the “Termination for Death or Disability, or by us without Cause” column, $279,600 and $40,444 relate to the performance units and related distribution equivalent rights granted on August 4, 2009; $149,120 and $13,290 relate to the performance units and related distribution equivalent rights granted on August 2, 2010; and $129,362 and $3,999 relate to the performance units and related distribution equivalent rights granted on February 17, 2011.
(3)	Of each amount under the “Change of Control” column and the “Termination for Death or Disability, or by us without Cause” column, $775,424 and $112,164 relate to the performance units and related distribution equivalent rights granted on January 22, 2009; $516,701 and $46,050 relate to the performance units and related distribution equivalent rights granted on December 3, 2009; and $435,803 and $13,473 relate to the performance units and related distribution equivalent rights granted on February 17, 2011.
(4)	Of each amount under the “Change of Control” column and the “Termination for Death or Disability, or by us without Cause” column, none relate to the performance units and related distribution equivalent rights granted on January 22, 2009; $501,938 and $44,734 relate to the performance units and related distribution equivalent rights granted on December 3, 2009; and $435,803 and $13,473 relate to the performance units and related distribution equivalent rights granted on February 17, 2011.
(5)	Of each amount under the “Change of Control” column and the “Termination for Death or Disability, or by us without Cause” column, $775,424 and $112,164 relate to the performance units and related distribution equivalent rights granted on January 22, 2009; $368,848 and $32,873 relate to the performance units and related distribution equivalent rights granted on December 3, 2009; and $386,221 and $11,940 relate to the performance units and related distribution equivalent rights granted on February 17, 2011.

Executive Officer Change in Control Severance Program

We adopted the Executive Change in Control Program on and effective as of January 12, 2012. Each of our named executive officers became eligible to participate in the Executive Change in Control Program during the 2012 calendar year.

The Executive Change in Control Program is administered by our Vice President – Human Resources. The Executive Change in Control Program provides that if, in connection with or within 18 months after a “Change in Control,” a participant suffers a “Qualifying Termination,” then the individual will receive a severance payment, paid in a single lump sum within 60 days following the date of termination, equal to three times (i) the individual’s annual salary as of the date of the Change in Control or the date or termination, whichever is greater, and (ii) an amount of the named executive officer’s annual cash incentive bonus equal to performance at the “target” level under the applicable annual incentive compensation plan in place at the time the termination occurs. In addition, the participant (and his dependents, as applicable) will receive the continuation of their medical and dental benefits for a period of three years from the date of termination.

For purposes of the Executive Change in Control Program, the following terms will generally have the meanings set forth below:

•	Cause will be defined in substantially the same manner as noted above with respect to the Partnership’s long-term incentive plan.

•	Change in Control will be defined in substantially the same manner as noted above with respect to the Stock Incentive Plan.

•

Good Reason means, without the express written consent of the individual: (i) a material reduction in the individual’s authority, duties or responsibilities, (ii) a material reduction in the individual’s base compensation, or (iii) a material change in the geographical location at which the individual normally performs the individual’s services, except for travel reasonably required in the performance of the individual’s responsibilities. The individual must provide notice to us of the alleged Good Reason event within 90 days of its occurrence and we have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of the notice of such allegation.

•	Qualifying Termination means (i) an involuntary termination of the individual’s employment without Cause or (ii) a voluntary termination of the individual’s employment for Good Reason.

All payments due under the Executive Change in Control Program will be conditioned on the execution and nonrevocation of a release for our benefit and the benefit of our related entities and agents. The Executive Change in Control Program will supersede any other severance program for eligible participants in the event of a Change in Control, but will not affect accelerated vesting of any equity awards under the terms of the plans governing such awards.

If amounts payable to a named executive officer under the Executive Change in Control Program (together with any other amounts that are payable by us as a result of a Change in Control (collectively, the “Payments”) exceed the amount allowed under section 280G of the Code for such individual, thereby subjecting the individual to an excise tax under section 4999 of the Code, then, depending on which method produces the largest net after-tax benefit for the recipient, the Payments shall either be: (i) reduced to the level at which no excise tax applies or (ii) paid in full, which would subject the individual to the excise tax.

Officer Change in Control Severance Program

Mr. Meloy participated in the Officer Change in Control Program during the 2011 year, which became effective July 1, 2010. The Officer Change in Control Program is very similar to the Executive Change in

Control Program described above. Other than the eligibility provisions, the material differences in the plan are that the severance multiplier for participants will be set at one to two, rather than the multiplier of three utilized in the Executive Change in Control Program. Under the Officer Change in Control Program in 2011, Mr. Meloy would have received a severance multiplier of two. In addition, he (and his dependents, as applicable) would have received the continuation of their medical and dental benefits for a period of two years following his termination of employment. Other definitions and terms described above for the Officer Change in Control Program are similar to those in the Executive Change in Control Program.

In the event that Mr. Meloy had incurred a Qualifying Termination on December 31, 2011 that was within the eighteen month protection period following a Change in Control, and assuming he had properly executed a release in our favor, he would have received a cash severance payment equal to $658,000, and our best estimate of the amount of the continued health and welfare benefits to Mr. Meloy would equal a value of $42,637.

Effective January 12, 2012, Mr. Meloy was included as a participant in the Executive Change in Control Program rather than in the Officer Change in Control Program.

Director Compensation

The following table sets forth the compensation earned by our non-employee directors for 2011:

	Director Compensation for 2011
Name	Fees Earned or Paid in Cash	Stock Awards ($) (5)	Total Compensation
Charles R. Crisp (1)(2)(3)	$87,000	$301,895	$388,895
Ershel C. Redd Jr. (1)(2)	69,500	73,331	142,831
Chris Tong (1)(2)(3)	92,500	247,928	340,428
Peter R. Kagan (1)(2)(4)	84,000	73,331	157,331
In Seon Hwang(1)(2)(4)	69,500	73,331	142,831

(1)	On February 14, 2011, each director received 2,310 shares of common stock of the Company in connection with their service on our Board of Directors and on February 17, 2011, Messrs. Kagan and Hwang each received 2,120 common units of the Partnership in connection with their service on the Board of Directors of the General Partner. The grant date fair value of each share of common stock or common unit granted to each of these named individuals computed in accordance with FAS 123R was $31.745 for shares of Company common stock and $33.525 for the Partnership’s common units, based on the average of the high and low price of the shares or common units on the date of grant.
(2)	As of December 31, 2011, Mr. Crisp held 11,350 common units and 149,590 shares of common stock, Mr. Redd held 1,100 common units and 2,510 shares of common stock, Mr. Tong held 23,150 common units and 58,249 shares of common stock, Mr. Kagan held 12,370 common units and 2,310 shares of common stock and Mr. Hwang 2,120 common units and 2,310 shares of common stock.
(3)	On February 14, 2011, Mr. Crisp received 7,200 shares of common stock of the Company and Mr. Tong received 5,500 shares of common stock of the Company in partial consideration of their agreement to cancel outstanding stock options to acquire common stock in connection with our IPO. The grant date fair value of each common unit granted to each of these named individuals computed in accordance with FASB ASC Topic 718 was $31.745, based on the average of the high and low price of the common units on the day of the grant date.
(4)	Each of Messrs. Kagan and Hwang earned $63,500 in fees for service on the Board of Directors of the partnership’s General Partner in 2011. Mr. Kagan’s compensation included $63,500 in fees, $71,073 in common unit awards and $99,273 in all other compensation. Mr. Hwang’s compensation included $63,500 in fees, $71,073 in common unit awards and $0 in all other compensation.
(5)

Amounts represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to value the awards reported in this column, see the discussion of common unit and common stock awards contained in the Notes to Consolidated Financial Statements at Note 22 included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Narrative to Director Compensation Table

For 2011, all independent directors received an annual cash retainer of $50,000. The Chairman of the Audit Committee received an additional annual retainer of $20,000 and the Chairman of each of the Compensation Committee and Governing and Nominating Committee received additional retainers of $10,000. All of our independent directors receive $1,500 for each Board, Audit Committee, Compensation Committee, Governance and Nominating Committee and Conflicts Committee meeting attended. Payment of independent director fees is generally made twice annually, at the second regularly scheduled meeting of the Board and the final regularly scheduled meeting of the Board for the fiscal year. All independent directors are reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.

A director who is also an employee receives no additional compensation for services as a director. Accordingly, the Summary Compensation Table reflects total compensation received by Messrs. Joyce, Perkins and Whalen for services performed for us and our affiliates.

Director Long-term Equity Incentives. The Company made equity-based awards in February 2011 to our non-management and independent directors under the Stock Incentive Plan. Each of these directors received an award of 2,310 shares of common stock of the Company, which reflected our intent to provide them with a target value of approximately $75,000 in long-term incentive awards. The awards are intended to align the long-term interests of our directors with those of the Company’s stockholders. Our independent and non-management directors currently participate in the Stock Incentive Plan.

Changes for 2012

Director Compensation. In January 2012, the Board of Directors approved changes to director compensation for the 2012 fiscal year. For 2012, the Chairman of the Compensation Committee will receive an additional annual retainer of $5,000 to bring the total retainer to $15,000. This increase is intended to compensate the Chairman for increased time he will expend on committee matters due to new regulations that are applicable to compensation matters.

Director Long-term Equity Incentives. In January 2012, each of our non-management and independent directors received an award of 1,851 shares of our common stock under the Stock Incentive Plan, which reflects our desire to increase the target value of those awards from approximately $70,000 to $75,000 per year.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s Corporate Governance Guidelines cover the following principal subjects:

•	Role and functions of the Board of Directors

•	Qualifications and independence of directors

•	Size of the Board of Directors and director selection process

•	Committee functions

•	Meetings of non-employee directors

•	Self-evaluation

•	Ethics and conflicts of interest (a copy of the current “Code of Conduct” is posted on the Company’s website at http://ir.targaresources.com/trc/documentdisplay.cfm?DocumentID=7959)

•	Compensation of the Board of Directors

•	Succession planning

•	Access to senior management and to independent advisors

•	New director orientation

•	Continuing education

The “Corporate Governance Guidelines” are posted on the Company’s website at http://ir.targaresources.com/trc/documentdisplay.cfm?DocumentID=7958. The Corporate Governance Guidelines will be reviewed periodically, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership

Mr. Joyce has served as Executive Chairman of the Board of the Company’s Board of Directors since January 1, 2012 and as a director of the Company since its formation on October 27, 2005. Mr. Joyce previously served as Chief Executive Officer of the Company between October 27, 2005 and December 31, 2011. Mr. Perkins has served as Chief Executive Officer and as a director of the Company since January 1, 2012. Mr. Whalen previously served as the Executive Chairman of the Company’s Board of Directors between October 25, 2010 and December 31, 2011. Our bylaws allow the same individual to hold the position of Chief Executive Officer and Chairman of the Board of Directors.

To ensure a strong and independent board, all directors of the Company, other than Messrs. Joyce, Perkins and Whalen, are independent. The Board regularly meets in executive session without the presence of the CEO or other members of management. The Company’s Corporate Governance Guidelines appoint Mr. Kagan as chair, or another director that he designates, of meetings of the non-management directors.

In his capacity as chair of the meetings of non-management directors, Mr. Kagan provides, in conjunction with the Executive Chairman and the CEO, leadership and guidance to the Board of Directors. He also (i) establishes the agenda for each meeting of the non-management directors; and (ii) provides the board’s guidance and feedback to the Executive Chairman, the CEO and the Company’s management team. All directors are encouraged to suggest the inclusion of agenda items or revisions to meeting materials, and any director is free to raise at any board meeting items that are not on the agenda for that meeting.

Given the strong leadership of the Company’s Executive Chairman and the CEO, the effective counterbalancing role of the chair of the non-management directors and a board comprised of strong and independent directors, the board believes that, at the present time, the current structure of the board best serves the interests of the Company and its stockholders.

Communications with the Board of Directors

Stockholders or other interested parties can contact any director (including Mr. Kagan), any committee of the Board, or our non-management directors as a group, by writing to them at Targa Resources Corp., 1000 Louisiana Street, Suite 4300, Houston, Texas 77002, Attention: Secretary. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

The Board of Directors has assessed the independence of each non-employee director and each nominee for director under the Company’s guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that all five non-employee directors (Messrs. Crisp, Hwang, Kagan, Tong and Redd) are independent.

In connection with its assessment of the independence of each non-employee director, the Board of Directors also determined that each member of the Audit Committee meets the additional independence standards of the NYSE and SEC applicable to members of the Audit Committee. Those standards require that the director not be an affiliate of the Company and that the director not receive from the Company, directly or indirectly, any consulting, advisory or other compensatory fees, except for fees for services as a director.

Financial Literacy of Audit Committee and Designation of Financial Experts

The Board of Directors evaluated the members of the Audit Committee in December 2010 for financial literacy and the attributes of a financial expert. The Board of Directors also evaluated a new member of the Audit Committee in February 2011 for financial literacy. The Board of Directors determined that each of the Audit Committee members is financially literate and that the Chairman of the Audit Committee, Mr. Tong, is an audit committee financial expert as defined by the SEC.

Oversight of Risk Management

Except for the responsibilities of the Audit Committee discussed below, the Board as a whole (including the committees of the Board) oversees the assessment of major risks of the Company and the management of such risks, while the board of directors of the General Partner (including the committees of such board) oversees the assessment and management of major risks of the Partnership’s businesses and operations. For example, the Board:

•

reviews and approves the Company’s annual business plan and capital budget and reviews with management on at least a quarterly basis the Company’s financial performance, including any variations from the annual business plan and capital budget;

•

has established specific dollar limits on the commitment authority of members of senior management and requires Board approval of the Company’s capital expenditures and investments exceeding that authority; and

•	monitors the Company’s interest rate hedging activities.

The Company’s Audit Committee is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other financial risks such as the credit risks associated with counterparty exposure. Management and the Company’s external auditors report regularly to the Audit Committee on those subjects. The Board has considered, and is comfortable with, its choice of leadership structure. Since the Board’s leadership structure appropriately allows for its role as manager of risks of the Company, such role does not separately impact the Board’s choice of leadership structure.

Attendance at Annual Meetings

While there is no formal attendance policy, the Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. We anticipate that the majority of our directors will attend the Annual Meeting. Six of the seven directors attended the annual meeting of stockholders in 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock and the beneficial ownership of the Partnership’s common units as of March 9, 2012 held by:

•	each person who beneficially owns more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission. In general, these rules attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and include, among other things, securities that an individual has the right to acquire within 60 days. Unless otherwise indicated, the stockholders and unitholders identified in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them. Percentage ownership calculations for any security holder listed in the table below are based on 42,441,543 shares of our common stock and 89,170,989 common units of the Partnership outstanding on March 9, 2012.

	Targa Resources Partners LP		Targa Resources Corp.
	Common Units Beneficially Owned (10)	Percentage of Common Units Beneficially Owned	Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Name of Beneficial Owner (1)
Warburg Pincus Private Equity VIII, L.P. (2)			5,399,962	13.1%
Warburg Pincus Netherlands Private Equity VIII C.V.I (2)			156,521	*
WP-WPVIII Investors, L.P. (2)			15,658	*
Warburg Pincus Private Equity IX, L.P. (2)			3,128,511	7.4%
Prudential Financial, Inc.(3)			3,248,255	7.7%
Jennison Associates LLC (3)			3,236,255	7.6%
Rene R. Joyce (4)	81,000	*	1,129,161	2.7%
Joe Bob Perkins (5)	32,100	*	620,093	1.5%
Michael A. Heim (6)	8,000	*	614,951	1.4%
Jeffrey J. McParland	16,500	*	473,206	1.1%
James W. Whalen (7)	111,152	*	641,914	1.5%
Matthew J Meloy	6,000	*	81,465	*
In Seon Hwang (8)	4,116	*	8,706,089	20.5%
Peter R. Kagan (9)	14,366	*	8,708,180	20.5%
Chris Tong	23,150	*	60,100	*
Charles R. Crisp	11,350	*	151,441	*
Ershel C. Redd Jr.	1,100	*	4,361	*
All directors and executive officers as a group (14 persons) (8)(9)	383,232	*	13,469,699	31.7%

*	Less than 1%.
(1)	Unless otherwise indicated, the address for all beneficial owners in this table is 1000 Louisiana, Suite 4300, Houston, Texas 77002.
(2)

As reported on Schedule 13G as of February 28, 2012 and filed with the SEC on March 1, 2012. Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership (“WP VIII”, and together with its two affiliated partnerships, Warburg Pincus Netherlands Private Equity VIII C.V. I, a company formed under the laws of the Netherlands, and WP-WPVIII Investors, L.P., a Delaware limited partnership (the “WP VIII Funds”) and Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”), in the aggregate own, on a fully diluted basis, approximately 23% of our equity interests. The general partner of WP VIII is Warburg Pincus Partners LLC, a New York limited liability company (“WP Partners LLC”), and the general partner of WP IX is Warburg Pincus IX, LLC, a New York limited liability company, of which WP Partners LLC is the sole member. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WP Partners LLC. The WP VIII Funds and WP IX are managed by Warburg Pincus LLC, a New York limited liability company (“WP LLC”). The address of the Warburg Pincus entities is 450 Lexington Avenue, New York, New York 10017. Messrs. Hwang and Kagan are Partners of WP and Managing Directors and Members of WP LLC. Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus entities. Messrs. Hwang, Kagan, Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus entities.
(3)	Prudential Financial, Inc. (“PF”) is a Parent Holding Company as defined in Section 240.13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934 and is the indirect parent of the following registered investment advisors: The Prudential Insurance Company of America (“PICOA”), Jennison Associates LLC (“Jennison”), Prudential Investment Management, Inc., and Quantitative Management Associates LLC (collectively, the “RIA”). PF may be deemed to hold 11,300 shares for the benefit of PICOA’s general account. PF may be deemed to be the beneficial owner of 3,236,955 shares that are held for its benefit or for the benefit of its clients, which includes 3,236,255 shares of which Jennison may be deemed to be the beneficial owner of as a result of its role in furnishing investment advice to investment companies, insurance separate accounts and institutional clients. The address for PF is 751 Broad Street, Newark, New Jersey 07102-3777. The address for Jennison is 466 Lexington Avenue, New York, New York 10017.
(4)	Shares of common stock beneficially owned by Mr. Joyce include: (i) 234,959 shares issued to The Rene Joyce 2010 Grantor Retained Annuity Trust, of which Mr. Joyce and his wife are co-trustees and have shared voting and investment power; and (ii) 561,292 shares issued to The Kay Joyce 2010 Family Trust, of which Mr. Joyce’s wife is trustee and has sole voting and investment power.
(5)	Shares of common stock beneficially owned by Mr. Perkins include 407,370 shares issued to the Perkins Blue House Investments Limited Partnership.
(6)	Shares of common stock beneficially owned by Mr. Heim include: (i) 187,378 shares issued to The Michael Heim 2009 Family Trust, of which Mr. Heim and Nicholas Heim are co-trustees and have shared voting and investment power; and (ii) 116,672 shares issued to The Patricia Heim 2009 Grantor Retained Annuity Trust, of which Mr. Heim and his wife are co-trustees and have shared voting and investment power.
(7)	Shares of common stock beneficially owned by Mr. Whalen include 459,249 shares issued to the Whalen Family Investments Limited Partnership.
(8)	As reported on Form 4 as of February 28, 2012 and filed with the SEC on March 1, 2012. All shares indicated as owned by Mr. Hwang other than 5,437 shares owned directly included because of his affiliation with the Warburg Pincus entities.
(9)	As reported on Form 4 as of February 28, 2012 and filed with the SEC on March 1, 2012. All shares indicated as owned by Mr. Kagan other than 7,528 shares owned directly included because of his affiliation with the Warburg Pincus entities.
(10)	The common units of the Partnership presented as being beneficially owned by our directors and officers do not include the common units held indirectly by us that may be attributable to such directors and officers based on their ownership of equity interests in us.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2011 regarding our long-term incentive plans, under which our common stock is authorized for issuance to employees, consultants and directors of us, the General Partner and its affiliates. Our sole equity compensation plan, under which we will make equity grants in the future, is the 2010 Incentive Plan, which was approved by our stockholders prior to our initial public offering.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	2,987,686

Total	—	—	2,987,686

Generally, awards of restricted stock to our officers and employees under the 2010 Incentive Plan are subject to vesting over time as determined by the Compensation Committee and, prior to vesting, are subject to forfeiture. Stock incentive plan awards may vest in other circumstances, as approved by the Compensation Committee and reflected in an award agreement. Restricted stock is issued, subject to vesting, on the date of grant. The Compensation Committee may provide that dividends on restricted stock are subject to vesting and forfeiture provisions, in which cash such dividends would be held, without interest, until they vest or are forfeited.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and directors of the Company and persons who own more than 10% of the Company’s common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2011.

TRANSACTIONS WITH RELATED PERSONS

Our Relationship with Targa Resources Partners LP and its General Partner

Our only cash generating assets consist of our interests in the Partnership, which as of February 17, 2012 consists of the following:

•	a 2.0% general partner interest in the Partnership, which we hold through our 100% ownership interests in the General Partner;

•	all of the outstanding IDRs of the Partnership; and

•	12,945,659 of the 89,170,989 outstanding common units of the Partnership, representing a 14.5% limited partnership interest.

Omnibus Agreement

Our Omnibus Agreement with the Partnership addresses the reimbursement to us for costs incurred on the Partnership’s behalf, competition and indemnification matters. Any or all of the provisions of the Omnibus

Agreement, other than the indemnification provisions described below, are terminable by us at our option if the General Partner is removed as the Partnership’s general partner without cause and units held by us and our affiliates are not voted in favor of that removal. The Omnibus Agreement will also terminate in the event of a Change of Control (as defined in the Omnibus Agreement) of the Partnership or its general partner.

Reimbursement of Operating and General and Administrative Expense

Under the terms of the Omnibus Agreement, the Partnership reimburses us for the payment of certain operating and direct expenses, including compensation and benefits of operating personnel, and for the provision of various general and administrative services for the Partnership’s benefit. Pursuant to these arrangements, we perform centralized corporate functions for the Partnership, such as legal, accounting, treasury, insurance, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, engineering and marketing. The Partnership reimburses us for the direct expenses to provide these services as well as other direct expenses we incur on the Partnership’s behalf, such as compensation of operational personnel performing services for the Partnership’s benefit and the cost of their employee benefits, including 401(k), pension and health insurance benefits. The General Partner determines the amount of general and administrative expenses to be allocated to the Partnership in accordance with the partnership agreement. Other than our direct costs of being a reporting company, substantially all of our general and administrative costs have been allocated to the Partnership, and so long as our only cash-generating assets consist of our interest in the Partnership, such costs will continue to be allocated to the Partnership.

Competition

We are not restricted, under either the Partnership’s partnership agreement or the Omnibus Agreement, from competing with the Partnership. We may acquire, construct or dispose of additional midstream energy or other assets in the future without any obligation to offer the Partnership the opportunity to purchase or construct those assets.

Registration Rights Agreement

Agreement with Series B Preferred Stock Investors

On October 31, 2005, we entered into an amended and restated registration rights agreement with the holders of our then outstanding Series B preferred stock that received or purchased 6,453,406 shares of preferred stock pursuant to a stock purchase agreement dated October 31, 2005. Pursuant to the registration rights agreement, we agreed to register the sale of shares of our common stock that holders of such preferred stock received upon conversion of the preferred stock, under certain circumstances. These holders include (directly or indirectly through subsidiaries or affiliates), among others, Warburg Pincus.

Demand Registration Rights. At any time, the qualified holders have the right to require us by written notice to register a specified number of shares of common stock in accordance with the Securities Act and the registration rights agreement. The qualified holders have the right to request up to an aggregate of five registrations; provided that such qualified holders are not limited in the number of demand registrations that constitute “shelf” registrations pursuant to Rule 415 under the Securities Act. In no event shall more than one demand registration occur during any six-month period or within 120 days after the effective date of a registration statement we file, provided that no demand registration may be prohibited for that 120-day period more than once in any 12-month period.

Piggy-back Registration Rights. If, at any time, we propose to file a registration statement under the Securities Act with respect to an offering of common stock (subject to certain exceptions), for our own account, then we must give at least 15 days’ notice prior to the anticipated filing date to all holders of registrable securities to allow them to include a specified number of their shares in that registration statement. We will be required to maintain the effectiveness of that registration statement until the earlier of 180 days after the effective date and the consummation of the distribution by the participating holders.

Conditions and Limitations; Expenses. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the registration rights agreement, regardless of whether a registration statement is filed or becomes effective.

Contracts with Affiliates

Indemnification Agreements with Directors and Officers. In February 2007, the Partnership and the General Partner entered into indemnification agreements with each independent director of the General Partner. Each indemnification agreement provides that each of the Partnership and the General Partner will indemnify and hold harmless each indemnitee against Expenses (as defined in the indemnification agreement) to the fullest extent permitted or authorized by law, including the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act in effect on the date of the agreement or as such laws may be amended to provide more advantageous rights to the indemnitee. If such indemnification is unavailable as a result of a court decision and if the Partnership or the General Partner is jointly liable in the proceeding with the indemnitee, the Partnership and the General Partner will contribute funds to the indemnitee for his Expenses (as defined in the in the Indemnification Agreement) in proportion to relative benefit and fault of the Partnership or the General Partner on the one hand and indemnitee on the other in the transaction giving rise to the proceeding.

Each indemnification agreement also provides that the Partnership and the General Partner will indemnify and hold harmless the indemnitee against Expenses incurred for actions taken as a director or officer of the Partnership or the General Partner or for serving at the request of the Partnership or the General Partner as a director or officer or another position at another corporation or enterprise, as the case may be, but only if no final and non-appealable judgment has been entered by a court determining that, in respect of the matter for which the indemnitee is seeking indemnification, the indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal proceeding, the indemnitee acted with knowledge that the indemnitee’s conduct was unlawful. The indemnification agreement also provides that the Partnership and the General Partner must advance payment of certain Expenses to the indemnitee, including fees of counsel, subject to receipt of an undertaking from the indemnitee to return such advance if it is it is ultimately determined that the Indemnitee is not entitled to indemnification.

We have entered into parent indemnification agreements with each of our directors and officers, including Messrs. Joyce, Perkins, Whalen, Kagan and Hwang who serve or served as directors and/or officers of the General Partner. Each parent indemnification agreement provides that we will indemnify and hold harmless each indemnitee for Expenses (as defined in the parent indemnification agreement) to the fullest extent permitted or authorized by law, including the Delaware General Corporation Law, in effect on the date of the agreement or as it may be amended to provide more advantageous rights to the indemnitee. If such indemnification is unavailable as a result of a court decision and if we and the indemnitee are jointly liable in the proceeding, we will contribute funds to the indemnitee for his Expenses in proportion to relative benefit and fault of us and indemnitee in the transaction giving rise to the proceeding.

Each parent indemnification agreement also provides that we will indemnify the indemnitee for monetary damages for actions taken as our director or officer or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be but only if (i) the indemnitee acted in good faith and, in the case of conduct in his official capacity, in a manner he reasonably believed to be in our best interests and, in all other cases, not opposed to our best interests and (ii) in the case of a criminal proceeding, the indemnitee must have had no reasonable cause to believe that his conduct was unlawful. The parent indemnification agreement also provides that we must advance payment of certain Expenses to the indemnitee, including fees of counsel, subject to receipt of an undertaking from the indemnitee to return such advance if it is it is ultimately determined that the indemnitee is not entitled to indemnification.

Indemnification Agreements with the Partnership. Under the Omnibus Agreement, the Partnership agreed to indemnify us against environmental liabilities related to the North Texas System arising or occurring after February 14, 2007.

Additionally, we have agreed to indemnify the Partnership for losses relating to income tax liabilities attributable to pre-IPO operations that are not reserved on the books of the predecessor business of the North Texas System as of February 14, 2007. We do not have any obligation under this indemnification until the Partnership’s aggregate losses exceed $250,000. Our obligation under this indemnification will terminate upon the expiration of any applicable statute of limitations. The Partnership will indemnify us for all losses attributable to the post-IPO operations of the North Texas System.

Transactions with Related Persons

Relationship with Sajet Resources LLC

Former holders of our pre-IPO common stock, including Warburg Pincus and certain of our executives and directors, own a controlling interest in Sajet Resources LLC (“Sajet”), which was spun-off in December 2010 prior to the IPO. Sajet owns certain technology rights, real property and ownership interests in Floridian Natural Gas Storage Company LLC. We provide general and administrative services to Sajet and are reimbursed for these amounts at our actual cost. During 2011, we were reimbursed $0.3 million for such services provided.

Relationship with Warburg Pincus LLC

Affiliates of Warburg Pincus beneficially own approximately 23.1% of our outstanding common stock. Accordingly, Warburg Pincus can exert significant influence over us and any action requiring the approval of the holders of our stock, including the election of directors and approval of significant corporate transactions. Warburg’s concentrated ownership makes it less likely that any other holder or group of holders of common stock will be able to affect the way we are managed or the direction of our business.

Peter Kagan, one of our directors, is a Managing Director of Warburg Pincus LLC and is also a director of Broad Oak, Antero and Laredo from whom the Partnership buys natural gas and NGL products. Affiliates of Warburg Pincus LLC own a controlling interest in Broad Oak, Antero and Laredo. Purchases from Antero were less than $120,000.

The following table shows the Partnership’s transactions with Broad Oak and Laredo:

Purchases
2011
(In millions)
Broad Oak	$71.3
Laredo	34.1

These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Relationship with Total Safety US Inc.

Joe Bob Perkins, our Chief Executive Officer, is also a director of Total Safety US Inc. (“Total Safety”) which provides us safety services and equipment, including detection and monitoring systems. Affiliates of Warburg Pincus own a controlling interest in Total Safety. During 2011, we made payments of $170,157 to Total Safety. These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Relationships with Sequent Energy Management, LP, EOG Resources Inc. and IntercontinentalExchange, Inc.

Charles R. Crisp, one of our directors, is a director of Sequent Energy Management, LP (“Sequent”) from and to whom the Partnership purchases and sells natural gas and NGL products. Mr. Crisp also serves as a director of EOG Resources Inc. (“EOG”) from whom the Partnership purchases natural gas and NGL products. Mr. Crisp is also a director of IntercontinentalExchange Inc. (“ICE”) from whom the Partnership purchases brokerage services. The following table shows the Partnership’s transactions with each of these entities.

	Sales	Purchases
	2011	2011
	(In millions)
Sequent	$22.6	$20.0
EOG	—	5.4
ICE	—	0.1

These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Relationships with Martin Gas Sales and Southwest Energy LP

Erschel C. Redd, one of our directors, has an immediate family member who is an officer of Martin Gas Sales, which is a subsidiary of Martin Midstream Partners LP (“Martin”) and has an immediate family member who is an officer and part owner of Southwest Energy LP (“Southwest Energy”) from and to whom the Partnership purchases and sells natural gas and NGL products. The following table shows the Partnership’s transactions with each of these entities.

	Sales	Purchases
	2011	2011
	(In millions)
Martin Gas	$0.9	$9.3
Southwest Energy	7.9	2.7

These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between the General Partner and its affiliates (including us), on the one hand, and the Partnership and its other limited partners, on the other hand. The directors and officers of the General Partner have fiduciary duties to manage the General Partner and us, if applicable, in a manner beneficial to our owners. At the same time, the General Partner has a fiduciary duty to manage the Partnership in a manner beneficial to it and its unitholders. Please see “—Review, Approval or Ratification of Transactions with Related Persons” below for additional detail of how these conflicts of interest will be resolved.

Review, Approval or Ratification of Transactions with Related Persons

Our policies and procedures for approval or ratification of transactions with “related persons” are not contained in a single policy or procedure. Instead, they are reflected in the general operation of our Board of Directors, consistent with past practice. Prior to our IPO, an agreement among our stockholders prohibited us from entering into, modifying, amending or terminating any transaction (other than certain compensatory arrangements and sales or purchases of capital stock) with an executive officer, director or affiliate without the prior written consent of the holders of at least a majority of our outstanding shares. We distribute and review a questionnaire to our executive officers and directors requesting information regarding, among other things, certain transactions with us in which they or their family members have an interest. If a conflict or potential conflict of interest arises between us and our affiliates (excluding the Partnership) on the one hand and the Partnership and its limited partners (other than us and our affiliates), on the other hand, the resolution of any such conflict or potential conflict is addressed as described under “—Conflicts of Interest.” Pursuant to our Code of Conduct, our officers and directors are required to abandon or forfeit any activity or interest that creates a conflict of interest between them and us or any of our subsidiaries, unless the conflict is pre-approved by our Board of Directors.

Whenever a conflict arises between the General Partner or its affiliates, on the one hand, and the Partnership or any other partner, on the other hand, the General Partner will resolve that conflict. The Partnership’s partnership agreement contains provisions that modify and limit the General Partner’s fiduciary duties to the Partnership’s unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

The General Partner will not be in breach of its obligations under the partnership agreement or its duties to the Partnership or its unitholders if the resolution of the conflict is:

•	approved by the General Partner’s conflicts committee, although the General Partner is not obligated to seek such approval;

•	approved by the vote of a majority of the Partnership’s outstanding common units, excluding any common units owned by the General Partner or any of its affiliates;

•	on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties; or

•

fair and reasonable to the Partnership, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to the Partnership.

The General Partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors. If the General Partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third or fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith and in any proceeding brought by or on behalf of any limited partner of the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in the partnership agreement, the General Partner or its conflicts committee may consider any factors they determines in good faith to consider when resolving a conflict. When the partnership agreement provides that someone act in good faith, it requires that person to believe he is acting in the best interests of the Partnership.

Director Independence

Messrs. Crisp, Hwang, Kagan, Redd and Tong are our independent directors under the NYSE’s listing standards. Our Board of Directors examined the commercial relationships between us and companies for whom our independent directors serve as directors or with whom family members of our independent directors have an employment relationship. The commercial relationships reviewed consisted of product and service purchases and product sales at market prices consistent with similar arrangements with unrelated entities.

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Audit Committee operates under a written charter approved by the Board of Directors. The charter, among other things, provides that the Audit Committee has authority to appoint, retain and oversee the independent auditor and is available on our website at http://ir.targaresources.com/trc/documentdisplay.cfm?DocumentID=7955.

In this context, the Audit Committee:

•

reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•

reviewed with PricewaterhouseCoopers LLP, our independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;

•

received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence from the Company and its subsidiaries, and has discussed with PricewaterhouseCoopers the firm’s independence;

•

discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

discussed with the Company’s internal auditors and PricewaterhouseCoopers LLP the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting;

•

based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC; and

•	approved the selection and appointment of PricewaterhouseCoopers LLP to serve as our independent auditors.

This report has been furnished by the members of the Audit Committee of the Board of Directors:

Audit Committee Chris Tong, Chairman Charles R. Crisp Ershel C. Redd Jr.

The report of the Audit Committee in this report shall not be deemed incorporated by reference into any other filing by Targa Resources Corp. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

ITEM TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the independent auditors of the Company for 2012. PricewaterhouseCoopers LLP has audited the Company’s consolidated financial statements since 2005. The 2011 audit of the Company’s annual consolidated financial statements was completed on February 24, 2012.

The Board of Directors is submitting the selection of PricewaterhouseCoopers LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of that firm as the Company’s auditors.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the appointment of PricewaterhouseCoopers LLP does not limit the authority of the Audit Committee to change auditors at any time.

Audit and Other Fees

We have engaged PricewaterhouseCoopers LLP as our principal accountant. The following table summarizes fees we were billed by PricewaterhouseCoopers LLP for independent auditing, tax and related services for each of the last two fiscal years, all of which have been approved by the Audit Committee:

	2011	2010
	(In millions)
Audit fees (1)	$2.7	$4.6
Audit related fees (2)	—	—
Tax fees (3)	—	—
All other fees (4)	—	—

	$2.7	$4.6

(1)	Audit fees represent amounts billed for each of the years presented for professional services rendered in connection with (i) the integrated audit of our annual financial statements and internal control over financial reporting, (ii) the review of our quarterly financial statements or (iii) those services normally provided in connection with statutory and regulatory filings or engagements including comfort letters, consents and other services related to SEC matters. This information is presented as of the latest practicable date for this proxy statement.
(2)	Audit-related fees represent amounts we were billed in each of the years presented for assurance and related services that are reasonably related to the performance of the annual audit or quarterly reviews of our financial statements and are not reported under audit fees.
(3)	Tax fees represent amounts we were billed in each of the years presented for professional services rendered in connection with tax compliance, tax advice and tax planning.
(4)	All other fees represent amounts we were billed in each of the years presented for services not classifiable under the other categories listed in the table above. No such services were rendered by PricewaterhouseCoopers LLP during the last two years.

The Audit Committee has approved the use of PricewaterhouseCoopers LLP as our independent principal accountant. All services provided by our independent auditor are subject to pre-approval by the Audit Committee. The Audit Committee is informed of each engagement of the independent auditor to provide services to us.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the auditors of the Company for 2012.

STOCKHOLDER PROPOSALS FOR 2013; IDENTIFICATION OF DIRECTOR CANDIDATES

Any stockholder of the Company who desires to submit a proposal for action at the 2013 annual meeting of Stockholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than January 25, 2013, unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company’s proxy materials.

Any stockholder of the Company who desires to submit a proposal for action at the 2013 annual meeting of stockholders, but does not wish to have such proposal (a “Non-Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Non-Rule 14a-8 Proposal to the Company at its principal executive offices so that it is received between January 25, 2013 and February 24, 2013, unless the Company notifies the stockholders otherwise. If a Non-Rule 14a-8 Proposal is not received by the Company on or before February 24, 2013, then the Company intends to exercise its discretionary voting authority with respect to such Non-Rule 14a-8 Proposal.

“Discretionary voting authority” is the ability to vote proxies that stockholders have executed and submitted to the Company, on matters not specifically reflected in the Company’s proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board the Directors nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. When recommending director candidates, the Nominating and Governance Committee considers and reviews each candidate’s relevant skills and experience, business judgment, service on boards of directors of other companies, personal and professional integrity, including commitment to the Company’s core values, openness and ability to work as part of a team, the overall variety and mix of experience, skills, attributes and viewpoints of the Board of Directors, taken as a whole, willingness to commit the required time to serve as a board member and familiarity with the Company and its industry.

Although the Nominating and Governance Committee does not have a formal policy with respect to diversity, the Committee considers the diversity of, and the optimal enhancement of the current mix of talent and experience on the Board of Directors and endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints. The Nominating and Governance Committee believes it has achieved that balance through the representation on the board of members having experience in various sectors of the energy industry, finance, accounting and investment analysis, among other areas. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

In identifying potential director candidates, the Nominating and Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers and shareholders. In addition, the Nominating and Governance Committee from time to time may engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee.

The Nominating and Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2013 if that nomination is submitted in writing, between January 25, 2013 and February 24, 2013, to Targa Resources Corp., 1000 Louisiana Street, Suite 4300, Houston, Texas 77002, Attention: Secretary. The Nominating and Governance Committee treats recommendations for directors that are received from the Company’s stockholders equally with recommendations received from any other source. With respect to each such nominee, the following information must be provided to the Company with the written nomination:

a)	the nominee’s name, address and other personal information;

b)	the number of shares of each class and series of stock of the Company held by such nominee;

c)	the nominating stockholder’s name, residential address and telephone number, and business address and telephone number; and

d)	all other information required to be disclosed pursuant to Regulation 14A of the Securities and Exchange Act of 1934.

Each submission must also include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a written representation and agreement that such person (i) is not and will not become a party to any voting agreement or compensation agreement that has not been disclosed to the Company or that could limit or interfere with the nominee’s ability to comply with their fiduciary duties under applicable law and (ii) will comply with all of the Company’s applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Written requests for inclusion of any stockholder proposal should be addressed to Targa Resources Corp., 1000 Louisiana Street, Suite 4300, Houston, Texas 77002, Attention: Secretary. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES

Solicitation of Proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Georgeson Inc. to assist in solicitation for a fee estimated not to exceed $20,000. The Company will bear all costs of solicitation.

STOCKHOLDER LIST

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

PROXY MATERIALS, ANNUAL REPORT AND OTHER INFORMATION

The Company’s Annual Report on Form 10-K for the year ended December 31, 2011, is being made available to stockholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2012:

OUR PROXY STATEMENT FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS AND THE ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT www.envisionreports.com/TRGP if you are a shareholder of record, and www.edocumentview.com/TRGP if you are a beneficial owner.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, will be sent to any stockholder without charge upon written request. One copy of the Notice, this proxy statement and our Annual Report on Form 10-K (the “Proxy Materials”) will be sent to stockholders who share an address, unless they have notified the Company that they want to continue receiving multiple packages. A copy of the Proxy Materials will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of the Proxy Materials was delivered. If two or more stockholders with a shared address are currently receiving only one copy of the Proxy Materials, then the stockholders may request to receive multiple packages in the future, or if a stockholder is currently receiving multiple packages of the Proxy Materials, then the stockholder may request to receive a single copy in the future. Such requests may be made by writing to Investor Relations, Targa Resources Corp., 1000 Louisiana Street, Suite 4300, Houston, Texas 77002 or by calling (713) 584-1133. The Annual Report on Form 10-K is also available at the SEC’s website in its EDGAR database at www.sec.gov.

INTERNET AND PHONE VOTING

For shares of stock that are registered in your name, you may vote by internet or phone using procedures provided by Computershare Trust Company, N.A. Votes submitted by internet or phone must be received by 1:00 a.m., Eastern Time, on Wednesday, May 25, 2012. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The internet and phone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from internet access providers and telephone companies.

For shares of stock that are registered in a street name (the stockholder owns shares in the name of a bank, broker or other holder of record on the books of the Company’s transfer agent), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your Proxy or voting instruction card to determine whether you can vote by phone or electronically.

******

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY INTERNET, BY PHONE OR IF YOU HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIAL, BY COMPLETING, SIGNING AND RETURNING THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

By Order of the Board of Directors,

Paul W. Chung
Secretary

Houston, Texas

April 4, 2012

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 25, 2012.
Vote by Internet
• Go to www.envisionreports.com/TRGP
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.								+
1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 -In Seon Hwang	☐	☐	02 - Joe Bob Perkins	☐	☐	03 - Ershel C. Redd, Jr.	☐	☐

		For	Against	Abstain
2.	Ratification of Selection of Independent Auditors	☐	☐	☐

Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

+

2012 Annual Meeting of

Targa Resources Corp. Shareholders

May 25, 2012, 8:00 a.m. Local Time

1000 Louisiana Street, Suite 4300, Houston, TX 77002

If you have received a paper copy of the proxy materials, you may elect to receive future proxy materials by email. Making this election will conserve both resources and the environmental impact of printing and mailing hard copies of proxy materials, thus saving trees, energy used and solid waste.

If you choose to elect email delivery, please call and provide your email address. Holders may also opt for future electronic delivery on www.envisonreports.com/TRGP. Beneficial holders may contact their broker and make this request.

Access to Targa Resources Corp. stockholder account information and other stockholder services are available on the internet.

If you are a registered stockholder you can manage your account online via Investor Centre website, Computershare’s secure Web-based tool for stockholders, at www.computershare.com/investor. Through free, around-the clock access to the Investor Centre website, you can:

View your account details and update account information

Access your tax forms

Research and obtain information related to transferring stocks

Enroll in eDelivery to receive your stockholder materials electronically

Please note that you will need to supply your tax identification number and contact information, including address, when communicating with Computershare.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Targa Resources Corp.

Notice of 2012 Annual Meeting of Stockholders

1000 Louisiana Street, Suite 4300, Houston, Texas 77002

The undersigned hereby appoints Jeffrey J. McParland and Paul W. Chung, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Targa Resources Corp. to be held on May 25, 2012 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR In Seon Hwang, FOR Joe Bob Perkins, FOR Ershel C. Redd, Jr. and FOR item 2 the Ratification of Independent Auditors.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.